Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-138097


                 Prospectus Supplement No. 3 dated May 16, 2007
                     (to Prospectus dated January 16, 2007)


     This Prospectus Supplement No. 3 supplements and amends the Prospectus dated January 16, 2007, as supplemented and amended by Prospectus Supplement No. 1 dated April 3, 2007 and Prospectus Supplement No. 2 dated April 30, 2007 (the "Prospectus"), relating to the resale of 2,351,155 shares of common stock, par value $0.0001 per share, of Simtek Corporation ("Simtek"). You should read this Prospectus Supplement No. 3 in conjunction with the Prospectus. Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.


     Attached hereto and incorporated by reference herein is Simtek's: (a)
Schedule 14A Definitive Proxy Statement filed with the Securities and Exchange Commission ("SEC") on May 11, 2007; and (b) Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 15, 2007. This Prospectus Supplement No. 3 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.


     The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offers and sales of the Simtek common stock offered hereby.


     See the section of the Prospectus titled "Risk Factors", beginning on page 4 thereof, for certain factors relating to an investment in the shares of Simtek common stock offered hereby.


     Neither the SEC nor any other state securities commission has approved or disapproved of the Simtek common stock offered hereby or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.


         The date of this Prospectus Supplement No. 3 is May 16, 2007.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to s. 240.14a-12

                               SIMTEK CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

      (5)  Total fee paid:

           ---------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount previously paid:
                                   ---------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------
      (3)   Filing Party:
                        --------------------------------------------------------
      (4)   Date Filed:
                       ---------------------------------------------------------

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                  [SIMTEK LOGO]

                        4250 Buckingham Drive, Suite 100
                           Colorado Springs, CO 80907

Dear Fellow Shareholder:

     You are invited to attend the annual meeting of the shareholders of Simtek Corporation, which will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on June 14, 2007, at 2:00 p.m., local time. We have enclosed a notice of the annual meeting, a proxy statement, a proxy card and a copy of our annual report for the year ended December 31, 2006.

     At the annual meeting, our shareholders will:

     (i) consider and vote on a proposal to elect six directors to our board of directors, each to serve until the 2008 annual meeting of shareholders and until their successors have been duly elected and qualified;

    (ii) consider and vote on a proposal to adopt the Simtek Corporation Employee Stock Purchase Plan;

   (iii) consider and vote on a proposal to adopt the Simtek Corporation 2007 Equity Incentive Plan;

    (iv) consider and vote on a proposal to ratify the selection of Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

     (v)  transact such other business as may properly come before the meeting.

     Our board of directors has unanimously approved the proposals and recommends that you vote in favor of the proposals. Whether or not you are personally able to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the meeting and vote personally. Please review the entire proxy statement carefully. If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement, please contact Mr. Brian Alleman, our Chief Financial Officer, at (719) 531-9444 or Ms. Marie Daegresto, our Investor Representative, at (323) 468-2300.

                                         Sincerely yours,


                                         /s/ Harold Blomquist
                                         Harold Blomquist
                                         Chief Executive Officer

                                  [SIMTEK LOGO]

                        4250 Buckingham Drive, Suite 100
                           Colorado Springs, CO 80907


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on June 14, 2007

                      ------------------------------------


                                                                    May 10, 2007
To the Shareholders of Simtek Corporation:

     The 2007 annual meeting of shareholders of Simtek Corporation, a Delaware corporation ("Simtek"), will be held at 2:00 p.m., local time, on June 14, 2007, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201. Simtek is holding the 2007 annual meeting for the following purposes:

     (i) to consider and vote on a proposal to elect six directors to Simtek's board of directors, each to serve until the 2008 annual meeting of shareholders and until their successors have been duly elected and qualified;

    (ii) to consider and vote on a proposal to adopt the Simtek Corporation Employee Stock Purchase Plan;

   (iii) to consider and vote on a proposal to adopt the Simtek Corporation 2007 Equity Incentive Plan;

    (iv) to consider and vote on a proposal to ratify the selection of Hein & Associates LLP as Simtek's independent registered public accounting firm for the year ending December 31, 2007; and

     (v) to transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 25, 2007, the record date for the meeting, will be entitled to notice of, and to vote at, the annual meeting. A copy of Simtek's annual report for the year ended December 31, 2006, is enclosed. A list of shareholders entitled to vote at the meeting will be kept on file at Simtek's principal office for inspection by any shareholder, for any purpose germane to the meeting, during usual business hours for ten days prior to the meeting.

     YOU ARE INVITED TO ATTEND THE ANNUAL MEETING, BUT WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     Simtek's board of directors believes that the proposals are advisable to and in the best interests of Simtek's shareholders and unanimously recommends that you vote in favor of the proposals.

     This notice and the attached proxy statement, proxy card, and annual report are first being mailed to Simtek's shareholders on or about May 14, 2007.

                                  By Order of the Board of Directors,


                                  /s/ Brian P. Alleman
                                  Brian P. Alleman
                                  Corporate Secretary

                                TABLE OF CONTENTS


PROXY STATEMENT................................................................1

PROPOSAL 1 - ELECTION OF DIRECTORS.............................................5

PROPOSAL 2 - ADOPTION OF THE SIMTEK CORPORATION EMPLOYEE STOCK
             PURCHASE PLAN.....................................................6

PROPOSAL 3 - ADOPTION OF SIMTEK CORPORATION 2007 EQUITY INCENTIVE PLAN.........9

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR...........12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................14

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES............................16

INFORMATION REGARDING EXECUTIVE OFFICERS......................................18

COMPENSATION DISCUSSION AND ANALYSIS..........................................18

COMPENSATION COMMITTEE REPORT.................................................24

EXECUTIVE COMPENSATION........................................................25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................30

REPORT OF THE AUDIT COMMITTEE OF THE BOARD....................................30

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................30

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 ANNUAL MEETING........31

ANNUAL REPORT ON FORM 10-K....................................................31

OTHER INFORMATION.............................................................31

APPENDIX A - Simtek Corporation Employee Stock Purchase Plan.................A-1

APPENDIX B - Simtek Corporation 2007 Equity Incentive Plan...................B-1

                               SIMTEK CORPORATION

                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                                 (719) 531-9444

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------


     This proxy statement and the accompanying proxy card are being furnished to the shareholders of Simtek Corporation in connection with the solicitation of proxies by its board of directors (the "Board"). The proxies are to be voted at our 2007 annual meeting of shareholders, including any adjournment thereof (the "Annual Meeting").

Time and Place; Purpose

     The Annual Meeting will be held at 2:00 p.m., local time, Thursday, June 14, 2007, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201. At the Annual Meeting, our shareholders will be asked to consider and vote upon the following proposals (the "Proposals"):

     (i) to consider and vote on a proposal to elect six directors to Simtek's board of directors, each to serve until the 2008 annual meeting of shareholders and until their successors have been duly elected and qualified;

    (ii) to consider and vote on a proposal to adopt the Simtek Corporation Employee Stock Purchase Plan;

   (iii) to consider and vote on a proposal to adopt the Simtek Corporation 2007 Equity Incentive Plan;

    (iv) to consider and vote on a proposal to ratify the selection of Hein & Associates LLP as Simtek's independent registered public accounting firm for the year ending December 31, 2007; and

     (v) to transact such other business as may properly come before the meeting.

     The Board has determined that the Proposals are in the best interests of our company and shareholders. The Board recommends that you vote in favor of each Proposal.

Voting Rights; Record Date

     The Board has fixed the close of business on April 25, 2007 as the record date (the "Record Date") for the determination of holders of common stock entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, we had 16,229,179 shares of common stock, par value $0.0001 per share, outstanding (the "Common Stock").

     The holders of shares of Common Stock are entitled to one vote per share on each matter that properly comes before the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Votes Required

     In the election of directors, the six candidates receiving the highest number of votes cast (in person or by proxy) in favor of their election are elected to the Board. Shares which are not voted (whether by withholding the vote, broker non-vote or otherwise) will have no impact in the election of directors. With respect to each other Proposal, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy, and entitled to vote, at the Annual Meeting will be required to approve such Proposal. Consequently, abstentions and broker non-votes with respect to these remaining Proposals will be treated as votes against for purposes of approving such Proposal.

Proxies

     Unless otherwise specified, the shares of Common Stock represented by the accompanying form of proxy, properly executed and returned, will be voted FOR the Proposals as described below. As to any other matters that may properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment. Votes will be tabulated by Continental Stock Transfer & Trust Company, our transfer agent.

     Proxies marked "Abstain" with respect to a particular Proposal, shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the Annual Meeting but with respect to which the broker or nominee is not empowered to vote on a particular Proposal) and proxies marked "Withhold" as to nominee(s) for the Board will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be included in determining the number of votes cast with respect to such matter.

     Any person giving a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of our company. We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. In addition to solicitation by mail, certain of our employees or representatives may personally solicit proxies. Such persons will receive no additional compensation for such work.

     This proxy statement and accompanying form of proxy and annual report are first being mailed to shareholders on or about May 14, 2007.

Annual Report

     Our annual report to shareholders for the year ended December 31, 2006 is being mailed to you with this proxy statement.

Common Questions and Answers

Q:   WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:   You are receiving this proxy statement and proxy card from us because you own shares of Common Stock. This proxy statement describes issues on which we would like you and that you are entitled, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

     When you sign the proxy card, you appoint Harold A. Blomquist, Chief Executive Officer, and Brian P. Alleman, Chief Financial Officer, as your representatives at the annual meeting of shareholders. Harold A. Blomquist and Brian P. Alleman will vote your shares, as you have instructed them in the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified in this proxy statement, Harold A. Blomquist and Brian P. Alleman will vote your shares on such issue in accordance with their best judgment.

Q:   DOES THE BOARD RECOMMEND VOTING IN FAVOR OF THE PROPOSALS?

A:   Yes, the Board recommends that the shareholders vote "FOR" all the
Proposals.

     Election of Directors. The Board recommends that you vote "FOR" all nominees to the Board, Messrs. Harold A. Blomquist, Robert Keeley, Robert Pearson, Ronald Sartore, Alfred J. Stein and John Hillyard, whose terms of office will expire at the Annual Meeting.

     Employee Stock Purchase Plan. The Board recommends that you vote "FOR" the adoption of the Simtek Corporation Employee Stock Purchase Plan.

     2007 Equity Incentive Plan. The Board recommends that you vote "FOR" the adoption of the Simtek Corporation 2007 Equity Incentive Plan.

     Ratification of Auditors. The Board recommends that you vote "FOR" the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Q:   WHAT IS THE PROCEDURE FOR VOTING?

A:   You may vote either by mail or in person at the annual meeting. To vote by mail, please complete, date, sign, and promptly return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted on each Proposal, your shares will be voted as you instruct. If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "FOR" each of the Proposals.

     If you want to vote in person, please come to the annual meeting. We will be passing out written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to arrange to obtain a proxy from your broker in order to vote in person at the meeting.

Q. WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A SHAREHOLDER WHO HOLDS SHARES IN STREET NAME?

A. Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

     Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

     Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.   WHAT IF I DON'T SPECIFY A CHOICE FOR A MATTER WHEN RETURNING MY PROXY?

A. You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees, FOR the adoption of the Simtek Corporation Employee Stock Purchase Plan, FOR the adoption of the Simtek Corporation 2007 Equity Incentive Plan, and FOR the proposal to ratify the appointment of Hein & Associates LLP.

Q.   CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

A. If you are a shareholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

     o    submitting another proxy card with a later date;

     o giving written notice to our Corporate Secretary that you are revoking your proxy; or

     o    attending the Annual Meeting and voting in person.

     Attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

     If you are a street name holder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

Q.   WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A. It means that you have multiple accounts with brokers and/or our transfer agent, Continental Stock Transfer & Trust Company. Please vote all of these shares. We recommend that you contact your broker and/or Continental Stock Transfer & Trust Company to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to Continental Stock Transfer & Trust Company, Shareholder Relations, 17 Battery Place, New York, New York 10004, or by telephone at 212.509.4000. Continental Stock Transfer & Trust Company may also be reached through its website at www.continentalstock.com.

Q.   WHAT IS "HOUSEHOLDING"?

A. We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. Proxy materials and other shareholder communications to you may be householded based on your prior express or implied consent. If you wish to receive a separate copy of the proxy statement or annual report for each shareholder sharing your address in the future, please contact us by mail in care of Continental Stock Transfer & Trust Company, Shareholder Relations, 17 Battery Place, New York, New York 10004, or by telephone at 212.509.4000, and we will promptly deliver to you the requested material. If you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, Continental Stock Transfer & Trust Company, Shareholder Relations, 17 Battery Place, New York, New York 10004, or by telephone at 212.509.4000. Continental Stock Transfer & Trust Company may also be reached through its website at www.continentalstock.com.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Our Certificate of Incorporation and Bylaws provide that the Board will be elected annually. Consequently, each of our directors is subject to re-election at the Annual Meeting, to serve until our next annual meeting or upon a successor being elected or appointed and qualified.

     Directors are elected by a plurality of the votes present in person or represented by proxy, and entitled to vote, at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Blomquist, Keeley, Pearson, Sartore, Stein and Hillyard. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information as of the Record Date for each director nominated for re-election.

     HAROLD A. BLOMQUIST, age 55, was originally appointed as a director in May 1998, resigned from the Board in July 2001 to avoid a potential conflict of interest with his employer and was re-appointed in January 2002. In October 2003, Mr. Blomquist was elected to the position of Chairman of the Board of Directors. Mr. Blomquist has served as our Chief Executive Officer and President since May 2005. He served as a Director on the Board of Microsemi, Inc. from February 2003 to February 2006, and as a consultant to venture investors and early stage technology companies in the semiconductor and electronic components areas. In the past, he was employed as President and Chief Executive Officer of Morpho Technologies, Inc., and Chief Executive Officer of Tower Semiconductor, USA, Inc. Mr. Blomquist served as a member of the Board of Directors of AMIS Holding Co. and Sr. Vice President of AMI Semiconductors. Prior to joining AMI in April 1990, Mr. Blomquist held positions in engineering, sales, and marketing for several semiconductor firms, including Texas Instruments, Inmos Corporation, and General Semiconductor. Mr. Blomquist was granted a BSEE degree from the University of Utah and also attended the University of Houston, where he pursued a joint Juris Doctor/MBA course of study.

     ROBERT H. KEELEY, age 66, has served as a director since May 1993. He is currently Professor (Emeritus) at the University of Colorado at Colorado Springs where he served as the El Pomar Professor of Business Finance from 1992 until 2004. From 1986 to 1992, Dr. Keeley was a professor in the Department of Industrial Engineering and Engineering Management at Stanford University. Prior to joining Stanford, he was a general partner of Hill and Carmen (formerly Hill, Keeley and Kirby), a venture capital firm. Dr. Keeley holds a Bachelor's degree in electrical engineering from Stanford University, an M.B.A. from Harvard University, where he was a Baker Scholar, and a Ph.D. in business administration from Stanford University. Dr. Keeley is a director and president of a private company in the wind energy business, and a director of two other private companies.

     ROBERT C. PEARSON, age 71, has served as a director since July 2002. He joined RENN Capital Group in April 1997 and is currently its Senior Vice President-Investments. From May 1994 to May 1997, Mr. Pearson was an independent financial management consultant primarily engaged by RENN Capital Group. From May 1990 to May 1994, he served as Chief Financial Officer and Executive Vice President of Thomas Group, Inc., a management consulting firm, where he was instrumental in moving a small privately held company from a start-up to a public company with over $40 million in revenues. Prior to 1990, Mr. Pearson spent 25 years at Texas Instruments where he served in several positions including Vice President-Controller and later as Vice President-Finance. Mr. Pearson holds a BS in Business from the University of Maryland and was a W.A. Paton Scholar with an MBA from the University of Michigan. He is currently a Director of CaminoSoft Corporation and Laserscope, Inc., both of which are publicly held. He is also a Director of eOriginal, Inc., a privately held company.

     RONALD SARTORE, age 57, has served as a director since March 2004. Mr. Sartore has over 30 years experience in the industry and currently serves as Executive Vice President of the Company. From May of 1999 until May of 2006 he served various engineering and business roles as a Vice President within Cypress Semiconductor Corporation's Consumer and Computation Division. Mr. Sartore joined Cypress Semiconductor Corporation, or "Cypress," after Cypress's May 1999 accretive acquisition of Anchor Chips, where he was its Chief Executive Officer and President. Mr. Sartore founded Anchor Chips in 1995 and secured $9.5 million in funding from its majority owner: South Korea's LG Semicon. Prior to that, Mr. Sartore worked as a systems architect for San Diego based AMCC. Previous to AMCC, Mr. Sartore was a technical consultant for Array Microsystems, and an employee of Maximum Storage, both in Colorado Springs. In 1985, Mr. Sartore co-founded Cheetah International, a manufacturer of personal computers and peripherals until its acquisition by Northgate Computers in 1990. Cheetah's products, designed by Mr. Sartore, have received acclaim for their high performance and were the subject of articles in numerous trade magazines. Prior to Cheetah, Mr. Sartore has held technical design positions in the following companies: Inmos, in Colorado Springs, Colorado; Synercom Technology, in Sugarland, Texas; Texas Instruments, in Stafford, Texas; NCR, in Millsboro, Delaware; and Sperry Univac, in Blue Bell, Pennsylvania. Mr. Sartore currently holds 13 US patents and obtained a BS degree in Electrical Engineering from Purdue University.

     ALFRED J. STEIN, age 74, has served as a director since March 2004. He is currently a Consultant and Advisor to startup companies in the high technology industry. He previously served at VLSI Technology, Inc. as Chairman of the Board and Chief Executive Officer from 1982 until its acquisition by Philips Electronics in 1999. During his tenure, VLSI grew from a venture capital funded start-up to a publicly traded company with revenues in excess of $600 million and over 2,200 employees in more than 25 locations around the world. For more than 45 years, Mr. Stein has played a significant role in the high tech industry, including senior management assignments at both Texas Instruments and Motorola. Mr. Stein was with Texas Instruments for 18 years from 1958 through 1976; his last position was Vice President and General Manager for the Electronics Devices Division. Mr. Stein was with Motorola for five years where he was Vice President and Assistant General Manager of Motorola's Semiconductor Sector. He joined VLSI Technology from Arrow Electronics where he had been that company's Chief Executive Officer. Mr. Stein is on the Board of Directors of two publicly traded companies, Advanced Power Technology and ESS Technology, as well as several private startup companies. He also has served on the board of directors at Applied Materials, Radio Shack Corporation and was Chairman of the Board for the Semiconductor Industry Association (SIA). He served on the Board of Trustees for St. Mary's University of Texas.

     JOHN HILLYARD, age 50, has served as a director since October 2006, when the Board appointed him to fill a vacant position on the Board of Directors. Mr. Hilllyard has more than 25 years experience as a senior technology finance and operations executive, with significant domestic and international experience at both public and private companies. He is presently the Chief Financial Officer of LeftHand Networks, a pioneer in the open iSCSI SAN market. Prior to joining LeftHand Networks, Hilllyard was Executive Vice President, Finance and Operations and Chief Financial Officer for FrontRange Solutions; Vice President and Chief Financial Officer for daly.commerce, Inc.; Vice President and Chief Financial Officer for InteliData Technologies Corp.; and Senior Vice President and Chief Financial Officer for eFunds Corporation. Mr. Hillyard has been a CFO for companies traded on domestic and international stock exchanges. He studied Business Economics at the University of California at Santa Barbara and earned his CPA while working at PricewaterhouseCoopers.

                THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                        EACH OF THE NOMINATED DIRECTORS.

  PROPOSAL 2 - ADOPTION OF THE SIMTEK CORPORATION EMPLOYEE STOCK PURCHASE PLAN

     Introduction. You are being asked to approve our new Simtek Corporation Employee Stock Purchase Plan ("Employee Stock Purchase Plan"), which was adopted by the Board on March 16, 2007. In order to receive favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), shareholder approval of the Employee Stock Purchase Plan is required. If approved by our shareholders, the Employee Stock Purchase Plan will become effective July 1, 2007. A summary of the material features of the Employee Stock Purchase Plan follows. The summary is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan, which is set forth as Appendix A hereto and incorporated by reference herein.

     Purpose of the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides a broad-based group of eligible employees of our company and subsidiaries with an opportunity to acquire shares of our Common Stock and thereby acquire an interest in our future.

     Administration of the Employee Stock Purchase Plan. The Board or a committee designated by the Board will administer the Employee Stock Purchase Plan. The administrator has the exclusive right to interpret the provisions of the Employee Stock Purchase Plan and to determine any questions arising under the Employee Stock Purchase Plan. If the Board has designated a committee to administer the Employee Stock Purchase Plan, the Board shall continue to have the final power to determine questions of policy and expediency that may arise in connection with the administration of the Employee Stock Purchase Plan.

     Shares Reserved for the Employee Stock Purchase Plan.

         General. The maximum number of shares of Common Stock that may be purchased under the Employee Stock Purchase Plan, in the aggregate, is 500,000. The shares issuable under the Employee Stock Purchase Plan are drawn from authorized but unissued shares.

         Changes in Capitalization. If there is a change to the Common Stock as a result of a recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the receipt of consideration by our company, then the Board or the committee shall appropriately adjust the outstanding rights to purchase Common Stock and the Common Stock then subject to the Employee Stock Purchase Plan with respect to the number of shares, kind and price of shares available for purchase under the Employee Stock Purchase Plan and in the minimum and maximum number of shares that an individual employee is entitled to purchase.

     Offering Periods. Shares of Common Stock are offered (the "Offer") for purchase to eligible employees through a series of successive quarterly offering periods. A quarterly offering period begins on the first day of each calendar quarter. A right to purchase Common Stock will be granted on the first day of each calendar quarter during the term of the Plan, commencing with the calendar quarter beginning July 1, 2007.

     Eligibility and Participation. Employees eligible to participate in the Employee Stock Purchase Plan include each employee of Simtek and of each subsidiary that has been designated by the Board if the employee customarily works for Simtek or the designated subsidiary at least 20 hours per week and 5 months in any calendar year. Nonemployee directors, leased employees, independent contractors and employees who own stock possessing 5% or more of the total combined voting power or value of all classes of our or any our designated subsidiary's capital stock are not eligible to participate in the Employee Stock Purchase Plan. In addition, the Board may provide from time to time in its discretion that highly compensated employees are not eligible to participate.

     An individual who is an eligible employee on the first day of the calendar quarter may participate in the Offer by authorizing payroll deductions in whole percentages from 1% up to 10% of regular salary or wages plus overtime, commissions and bonuses per pay period. Amounts withheld will be held for the credit of the participant as part of our general funds and will not accrue any interest. Individuals who become eligible employees during the calendar quarter may not enroll until the first day of the next calendar quarter.

     As of April 30, 2007, there were approximately 60 eligible employees, of whom 3 were executive officers.

     Purchase Price. The purchase price is equal to the lesser of (1) 85% of the fair market value of the Common Stock on the first trading day of the calendar quarter or (2) 85% of the fair market value of the Common Stock on the last trading day of the calendar quarter (the "Purchase Price"). The fair market value of the Common Stock is the last reported sale price of the Common Stock reported by the NASD through the NASD Automated Quotation System ("NASDAQ") or the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not admitted to trading or listed on NASDAQ or on any national securities exchange, the average closing bid price if available. If the Common Stock is not reported by NASDAQ or traded on an exchange and the average closing bid price is not available, then fair market value is determined in good faith by the Board or the committee appointed by the Board to administer the Employee Stock Purchase Plan, using all relevant data and information reasonably available to it.

     On April 30, 2007, the last reported sale price of the Common Stock reported on NASDAQ was $5.40.

     Purchase of Common Stock. On the first day on which the NASDAQ is open for trading after the close of the calendar quarter (the "Purchase Date"), the entire account balance of a participating employee who has not terminated employment or withdrawn from the Employee Stock Purchase Plan, as described below, is applied to purchase whole shares of our Common Stock at the Purchase Price. Any amount attributable to a fractional share will be carried forward to the next Offer. In no event, however, is an employee permitted to purchase Common Stock having a value of more than $25,000 during each calendar year, or 4,000 shares per Offer, whichever is less.

     Termination of Employment. If a participating employee terminates employment with our company and all participating subsidiaries during the term of an Offer for any reason, the employee shall cease participating in the Employee Stock Purchase Plan immediately. No deduction will be taken from the employee's final paycheck, and all payroll deductions accumulated during the Offer will be paid to the terminated employee without interest.

     Withdrawal From the Employee Stock Purchase Plan. A participating employee can withdraw at any time during an Offer and before the Purchase Date for the Offer by giving written notice to us. Upon the employee's withdrawal, all payroll deductions will stop. The payroll deductions accumulated during the Offer are returned to the employee without interest. An employee who withdraws from an Offer may not participate in the next Offer, but may participate in future Offers by authorizing payroll deductions.

     Leave of Absence; Inactive Employment. If a participating employee continues to receive salary or wages during a leave of absence or period of inactive employment, the employee may continue to participate for the first 90 days of the leave or period of inactive employment. If the participating employee chooses to stop payroll deductions, the employee will be treated as having terminated employment and withdrawn from the Employee Stock Purchase Plan. The employee's accumulated payroll deductions will be returned to the employee without interest on the first business day following the Purchase Date for the Offer in which the leave of absence or period of inactive employment commenced.

     If a participating employee does not receive salary or wages, payroll deductions will stop but will resume automatically if the employee returns to active employment within 90 days after the leave or period of inactive employment commenced.

     In all events, a participating employee will be treated as having terminated employment and withdrawn from the Employee Stock Purchase Plan on the 91st day of any period of leave of absence or inactive employment. We will refund to the employee, without interest, the payroll deductions accumulated during the Offer in which he or she is treated as having terminated employment and withdrawn from the Employee Stock Purchase Plan.

     Merger; Change in Control. Upon a "change in control event," in the sole discretion of the Board, (1) the surviving or continuing corporation may assume any outstanding purchase rights or substitute rights to purchase its stock, (2) the purchase rights may continue in full force and effect, or (3) the accumulated payroll deductions may be used to purchase Common Stock immediately prior to the closing of the "change in control" event and the Employee Stock Purchase Plan will be terminated.

     A "change in control event" includes our liquidation or dissolution, a merger or consolidation in which we are not the surviving corporation, a merger in which we are the surviving corporation but our shares are converted into other property (whether in the form of securities, cash or otherwise), or an acquisition by an unrelated party of our stock having 50% or more of the voting power in the election of directors.

     Purchase Rights Not Transferable. Rights to purchase Common Stock under the Employee Stock Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution. The rights to purchase may be exercised, during an employee's lifetime, only by the employee and may not be sold, pledged, assigned or otherwise transferred.

     Amendment and Termination. We have the right to terminate or amend the Employee Stock Purchase Plan at any time. However, we may not, without shareholder approval, (1) increase the number of authorized shares, (2) modify the requirements for participation in the Employee Stock Purchase Plan, (3) make any other change for which shareholder approval is required by Section 423 of the Code or another law or regulation. Furthermore, we may not amend the Employee Stock Purchase Plan in a manner that impairs outstanding rights without the consent of the eligible employees holding the rights, unless it is necessary to amend the rights to comply with law or regulations. The Employee Stock Purchase Plan will terminate on the date determined by the Board.

     Certain Federal Income Tax Consequences. A participant's contributions through payroll deductions are not tax deductible but will constitute a part of the cost basis of the Common Stock purchased under the Employee Stock Purchase Plan.

     No tax liability results on the grant of right to purchase Common Stock or the purchase of Common Stock. The employee becomes liable for Federal income tax on the disposition of the Common Stock. In order to receive the favorable federal income tax treatment provided under Section 423 of the Code, a participant must hold the Common Stock for two years from the Offer Date, or one year from the Purchase Date, whichever is later (the "Holding Period").

     If an employee disposes of shares acquired under the Employee Stock Purchase Plan after the expiration of the Holding Period, or if an employee dies while holding any shares acquired under the Employee Stock Purchase Plan, the employee must include in gross income, as compensation, in the taxable year of disposition or death, an amount with respect to each share equal to the lesser of (i) the excess of the fair market value of the share at the time of the disposition or death over the amount paid for the share, or (ii) the excess of the fair market value of the share on the first day of the Offer over the Purchase Price. We will not be allowed a corresponding deduction for the amount treated as ordinary income.

     Except in the case of death, the basis of the shares in the employee's hands at the time of the disposition will equal the price paid for the shares increased by the amount, if any, included in the employee's gross income as compensation. Any additional gain recognized will be treated as short-term or long-term capital gain depending on the holding period of such shares. In the case of death of the employee, the basis of the shares to the employee's estate or heirs will be determined under Section 1014 of the Code.

     If an employee disposes of any of the shares purchased under the Employee Stock Purchase Plan before the expiration of the Holding Period, the employee must include in gross income, as compensation, an amount with respect to each share equal to the excess of the fair market value of the shares on the Purchase Date over the price paid for such shares pursuant to the Employee Stock Purchase Plan. Such amount will be includible in the gross income of the employee for the employee's taxable year in which the disposition occurs. We will be allowed a corresponding deduction in the same year and in the same amount required to be included in gross income by the employee if and to the extent such amount is an ordinary and necessary business expense and satisfies the test of reasonable compensation, provided that our deduction with respect to certain officers may be limited by Section 162(m) of the Code. Any additional gain will be treated as short- or long-term capital gain depending on the Holding Period of the shares.

     The basis of the shares in the hands of the employee will be the amount paid for the shares plus the amount, if any, included in the employee's gross income as compensation. Any gain or loss will be short-term or long-term capital gain or loss depending on the holding period for the shares. The holding period for the shares will commence on the date the shares are purchased.

     The foregoing is intended as a summary of certain Federal income tax consequences associated with the Employee Stock Purchase Plan and it does not purport to be a complete statement of such consequences. It is recommended that employees eligible to participate in the Employee Stock Purchase Plan consult their own tax advisors for counseling. Tax treatment under foreign, state, local or other law, including estate tax law, is not covered in this summary.

     Accounting Treatment. Under the accounting principles currently applicable to employee stock purchase plans the fair value of each purchase right granted under the Employee Stock Purchase Plan will be charged as a direct compensation cost to our reported earnings over the term of the Offer to which the purchase right pertains. The fair value of each purchase right will be determined at its grant date.

     We must have a sufficient number of shares of Common Stock approved for issuance under the Employee Stock Purchase Plan at the beginning of each Offer for all purchases made during the Offer. If additional shares need to be authorized during an Offer, this may result in a delayed measurement date for the compensation cost of the purchase rights granted at the beginning of the Offer and may result in a greater charge to our reported earnings for the Offer. The measurement date for the compensation cost associated with such purchase rights will be delayed until the share increase is approved.

     New Plan Benefits. Because enrollment in the Employee Stock Purchase Plan is voluntary, we cannot determine the number of Rights that may be awarded and shares of Common Stock that may be purchased under the Employee Stock Purchase Plan in the future.

     Shareholder Approval; Board Recommendation. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the Employee Stock Purchase Plan.

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2,
                   APPROVING THE EMPLOYEE STOCK PURCHASE PLAN.

     PROPOSAL 3 - ADOPTION OF SIMTEK CORPORATION 2007 EQUITY INCENTIVE PLAN

     Proposal. On May 6, 2007, the Board adopted the Simtek Corporation 2007 Equity Incentive Plan, or the "2007 EIP." You are being asked to approve the 2007 EIP at the Annual Meeting. If approved by our shareholders, the 2007 EIP will become effective on June 15, 2007 and will terminate on June 14, 2017.

     The Board is also seeking the shareholders' authorization of 2,800,000 shares to be issued under the 2007 EIP pursuant to grants of non-qualified stock options, incentive stock options, restricted stock awards and other stock awards.

     The purpose of the 2007 EIP is to provide the employees, non-employee directors, and consultants who are selected for participation in the 2007 EIP with added incentives to continue in the long-term service of our company and to create in such persons a more direct interest in the future success of our operations by relating increases in compensation to increases in shareholder value, so that the income of the participants in the 2007 EIP is more closely aligned with the income of our shareholders. The 2007 EIP is also intended to provide a financial incentive that will enable us to attract, retain and motivate the most qualified directors, employees, and consultants.

     As of April 30, 2007, there were approximately 60 employees and 4 non-employee directors eligible to receive grants under the 2007 EIP. On April 30, 2007, the last report sale price of the Common Stock reported on NASDAQ was $5.40.

     By unanimous vote, the Board has recommended that our shareholders vote "FOR" approval of the 2007 EIP.

     The following summarizes the 2007 EIP and is qualified in its entirety by the full text of the 2007 EIP, which is included as Appendix B to this proxy statement and incorporated herein by this reference. The 2007 EIP, if approved by our shareholders, will replace our 1994 Stock Option Plan. We have not made any grants under the 1994 Stock Option Plan since February 13, 2007 and, if the 2007 EIP is approved by our shareholders, we do not expect to make any further grants under the 1994 Stock Option Plan. However, options outstanding under the 1994 Stock Option Plan will remain outstanding until they are exercised or expire by their terms.

     Administration of the 2007 EIP. The Compensation Committee of the Board administers the 2007 EIP with respect to grants to employees, consultants, and non-employee directors. The Committee has sole discretion to establish rules and procedures for the administration of the 2007 EIP, select the participants from among the eligible employees, non-employee directors, and consultants, determine the types of awards to be granted and the number of shares of common stock subject to each award, and set the terms and conditions of the awards. However, with respect to grants to officers and directors, the Committee is constituted in a manner that satisfies applicable laws and regulations, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and Code section 162(m). The 2007 EIP also provides that the full board of directors can perform any function of the Committee, subject to the requirements of the NASDAQ rules and Code section 162(m).

     The 2007 EIP provides that the Committee may delegate authority to grant stock options and other awards to specified officers of our company, subject to the restrictions and conditions that the Committee, in its sole discretion, determines and subject to the requirement that, among other things, the grant or award satisfies the requirements of Rule 16b-3 and Code section 162(m). At this time, the Committee has not made a delegation.

     Shares Subject to the Option Plan. There are 2,800,000 shares of Common Stock reserved for the grant of awards under the 2007 EIP. The maximum number of shares of Common Stock available for grants of incentive stock options is 2,800,000. The maximum number of shares subject to one or more options that may be granted during any calendar year to any one participant is 500,000.

     Adjustment of Shares. The number of shares available under and subject to the 2007 EIP, the number of shares subject to each award outstanding under the 2007 EIP, the maximum number of shares that may be subject to incentive stock options, the maximum number of shares that may be subject to options granted to an individual in a calendar year, and the number of shares subject to a delegation of authority by the Committee, are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in our Common Stock. Any shares of our Common Stock related to awards that terminate by expiration, forfeiture, cancellation or otherwise and any shares withheld for the payment of taxes will be available again for grant under the 2007 EIP.

     Stock Options. The Committee may grant either non-qualified stock options or incentive stock options; provided however that incentive stock options may be granted only to employees. The Committee determines the exercise price for each option, but no option may be granted at an exercise price that is less than the fair market value of the Common Stock on the date of grant. However, the exercise price of an incentive stock option that is granted to an employee who owns more than 10% of the combined voting power of the common stock must be at least 110% of the fair market value of the Common Stock on the date of grant of the incentive stock option.

         Exercise of Options. An option holder may exercise an option by written notice and payment of the exercise price in cash, or by wire transfer or check order payable to our order, by delivering unrestricted shares of Common Stock having a fair market value on the date of payment equal to the amount of the exercise price (but only to the extent the delivery of shares would not result in an accounting compensation charge), or a combination of the foregoing. In addition, an option may be exercised by giving notice to us to withhold from the purchased shares a number of shares having a fair market value equal to the exercise price. Option holders may elect to satisfy the minimum required income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon exercise of the option.

         Exercisability of Options. The Committee determines the period and the conditions of exercisability, the minimum periods during which participants must be employed by, render services as a consultant to, or serve on the Board of, our company or must hold options before they may be exercised, the minimum periods during which shares acquired upon exercise must be held before sale, conditions under which the options or shares may be subject to forfeiture, the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time. The fair market value (determined at the time the incentive option is granted) of shares subject to an incentive option that become exercisable in a calendar year cannot exceed $100,000.

         Option Term. Options must expire no later than 10 years from the date of grant. However, an incentive stock option granted to an employee who owns more than 10% of the combined voting power of the common stock must expire no later than 5 years from the date of grant. If an option holder terminates service after becoming disabled during the term of the option while performing services for our company or while serving on the Board, the option holder or the option holder's representative may exercise the option, to the extent that it was vested on the date of termination of service on account of disability, within one year after the option holder's termination of service on account of disability so long as it is within the term of the option. If the option holder dies while performing services for our company or while serving on the Board, during the one-year period following termination of service on account of disability, or during the 3-month period following other terminations of service, the option holder's representative may exercise the option, to the extent that it was vested on the date of the option holder's death, within one year after the date of the option holder's death, so long as it is within the term of the option. If the option holder's services to our company or service as a member of the Board terminates for any reason other than death or disability, the option holder may exercise the option, to the extent that it was vested on the date of termination, for 3 months after the date of termination so long as it is within the term of the option.

     Restricted Stock. The Committee may grant a participant a number of shares of restricted stock as determined by the Committee in its sole discretion. Grants of restricted stock may be subject to such restrictions, including for example, continuous employment with our company for a stated period of time or the attainment of performance goals and objectives, as determined by the Committee in its sole discretion. The restrictions may vary among awards and participants. If a participant dies or terminates service on account of disability or retires pursuant to our retirement policy, the restricted stock will become fully vested as to a pro rata portion of each award based on the ratio of the number of full months of employment completed at termination of employment from the date of the award to the total number of full months of employment required for each award to become fully vested. The remaining portion of the restricted stock will be forfeited. If a participant terminates service for any other reason, all unvested shares of restricted stock will be forfeited.

     Other Awards. From time to time, in its sole discretion, the Committee may grant awards under the 2007 EIP in connection with one or more incentive compensation arrangements under which participants may acquire shares of Common Stock by purchase, grant, or otherwise. All such awards are subject to the terms of the 2007 EIP.

     Nontransferability. Except as may otherwise be provided by the Committee at the time of grant, options and shares of restricted Common Stock are not transferable except by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order issued pursuant to state domestic relations law.

     Amendment and Termination. The Board may alter, suspend or terminate the 2007 EIP at any time and may, from time to time, amend the 2007 EIP in any manner, but may not without shareholder approval adopt any amendment for which shareholder approval is necessary to satisfy any applicable statutory or regulatory requirements. In addition, the Board may not modify the 2007 EIP or any outstanding award in manner that would adversely affect the award without the consent of the award holder. Unless terminated sooner, the 2007 EIP will terminate on June 14, 2017.

     Federal Income Tax Consequences. The following is intended as a brief summary of the material United States federal income tax consequences of the 2007 EIP. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income compensation in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of income recognized by the participant subject to the limits of Code section 162(m) (see the discussion below). This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

         Non-Qualified Options. There are no income tax consequences to the participant or to us when a non-qualified option is granted or when it vests, subject to Code section 409A, discussed below. When a non-qualified stock option is exercised, in general, the participant recognizes compensation, subject to wage withholding in the case of an employee, equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code section 162(m) (discussed below).

         Incentive Options. There are no income tax consequences to the participant or to us when an incentive option is granted. A participant will generally have no taxable income on the exercise of an incentive option, except that the alternative minimum tax may apply. Upon a disposition of shares acquired by exercise of an incentive option before the end of the applicable incentive option holding periods, the participant generally must recognize compensation equal to the lesser of (1) the fair market of the shares at the date of exercise minus the exercise price or (2) the amount realized on the disposition of the shares minus the exercise price. Any additional amount is treated as capital gain. We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code section 162(m) (discussed below). We are not entitled to a deduction for the amount treated as capital gain. If the participant holds the shares acquired by exercise of an incentive option for the applicable incentive option holding periods, the participant's disposition of shares acquired upon exercise of the incentive option will result in capital gain or loss and we would not be entitled to a deduction of such amount.

         Restricted Stock. Generally, the participant will recognize compensation equal to the fair market value of the stock when the restrictions lapse or the stock is transferable, whichever occurs first. However, the participant may make an election under Code section 83(b) to recognize compensation at the time the restricted stock is granted in an amount equal to the fair market value of the stock on the date of grant. We are entitled to a deduction equal to the amount of compensation recognized by the participant, provided that the income is reasonable compensation and the deduction is not limited by Code section 162(m) (discussed below).

         Other Stock Grants. If the stock is not subject to restrictions or is transferable, the participant will have compensation equal to the fair market value of the stock on the date of grant. We are entitled to a deduction equal to the amount of compensation, provided that the compensation is reasonable compensation and the deduction is not limited by Code section 162(m) (discussed below). If the stock is not transferable or if it is subject to restrictions, then the tax consequences are the same as described under "Restricted Stock" above.

         Code section 409A. Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are currently includible in gross income to the extent they are not subject to a substantial risk of forfeiture and have not been taxed previously unless the plan satisfies both the plan document and operational requirements specified in Section 409A. If the deferred compensation plan fails to satisfy the requirements of Section 409A, all amounts deferred for the year of the failure and all preceding years (to the extent they are not subject to a substantial risk of forfeiture) are included in the gross income of the participant(s) affected by the failure. The amount included in gross income is also subject to an additional tax equal to 20% of that amount and to interest. Incentive options and restricted stock are not subject to Section 409A. We have structured the 2007 EIP and expect to administer the 2007 EIP with the intention that non-qualified options will qualify for an exemption from Section 409A. Certain other awards that may be issued under the 2007 EIP may constitute a "deferral of compensation" subject to the requirements of Section 409A.

         Code section 162(m). Under Section 162(m) of the Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our chief executive officer or any one of the four highest paid executive officers who we employed on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by our shareholders, is not subject to this limitation on deductibility. We have structured the 2007 EIP with the intention that compensation resulting from options granted under the plan would be deductible without regard to the limitations otherwise imposed by
Section 162(m) of the Code. However, compensation resulting from restricted stock or other awards granted to officers subject to Section 162(m) will be treated as "performance based compensation" only if we meet a number of requirements. There are no assurances that each grant of restricted stock or other awards will satisfy all of these requirements and, as a result, some of the compensation resulting from grants of restricted stock or other awards may not be fully deductible.

     New Plan Benefits. Because awards under the 2007 EIP will be discretionary, future awards are generally not determinable at this time.

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3,
                   ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN

       PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee of the Board has appointed Hein & Associates LLP ("Hein & Associates") to serve as our independent registered public accounting firm and to audit our consolidated financial statements for 2007. The Audit Committee has been advised by Hein & Associates that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Hein & Associates to our shareholders for ratification.

     Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Delaware law, our Certificate of Incorporation and our Bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.

     If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our shareholders.

     We do not expect representatives of Hein & Associates to be present at the Annual Meeting.

Fees Billed by Hein & Associates

     The following table shows the aggregate fees billed by Hein & Associates in each of the last two fiscal years for the services indicated:

                                                          2006       2005
                                                          ----       ----

Audit Fees...........................................   $206,340   $101,014
Audit-Related Fees...................................     25,206     11,846
Tax Fees.............................................     14,500     12,100
All Other Fees.......................................         --         --
                                                        --------   --------
  Total..............................................   $246,046   $124,960
                                                        ========   ========

     Audit Fees. Fees for audit services include fees associated with annual audits, reviews of annual reports on Form 10-K and quarterly reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.

     Audit-Related Fees. Fees for audit-related services principally include due diligence in connection with acquisitions and related accounting consultations, compliance with financing arrangements and attest services that were not required by statute or regulation.

     Tax Fees. Fees for tax services include tax compliance, tax advice and tax planning including, but not limited to, tax compliance, federal and state tax advice, and assistance with the preparation of tax returns.

     All Other Fees. All other fees include fees for services not included in audit fees, audit-related fees and tax fees.

Pre-Approval Policies and Procedures

     All audit and audit-related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee's pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by Hein & Associates. The Audit Committee concluded that such services by Hein & Associates were compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                   OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP
         AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information regarding ownership of our Common Stock as of April 25, 2007 by each person who is known by us to beneficially own more than five percent of our Common Stock, by each director, by each current or former executive officer named in the Summary Compensation Table, and by all directors and current executive officers as a group. Shares issuable within sixty days after April 25, 2007 upon the exercise of options, warrants or debentures are deemed outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, warrants or debentures but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


                                                    Amount and Nature
Name and Address                                      of Beneficial        Percent of
of Beneficial Owner                                     Ownership            Class
---------------------------------------------------------------------------------------
Robert Keeley
   P. O. Box 240
   Hillside, CO 81232                                     36,501(1)            *
Harold A. Blomquist
   3935 Serenity Place
   Colorado Springs, CO 80908                            304,228(2)          1.85%
Robert Pearson
   8080 N. Central Expressway, Suite 210-LB59
   Dallas, TX 75203                                       14,501(3)            *
Ronald Sartore
   14445 Cypress Point
   Poway, CA 92064                                        44,293(4)            *
Alfred Stein
   410 Old Oak Court
   Los Altos, CA 94022                                    96,623(5)            *
John Hillyard
   2685 Heathrow Drive
   Colorado Springs, CO 80920                             40,000(6)            *
Brian Alleman
   12861 Serenity Park
   Colorado Springs, CO 80907                             73,246(7)            *
Renaissance Capital Growth & Income Fund III, Inc.
   c/o RENN Capital Group
   8080 N. Central Expressway, Suite 210-LB59
   Dallas, TX 75203                                    1,109,097(8)         6.64%
Renaissance US Growth Investment Trust PLC
   c/o RENN Capital Group
   8080 N. Central Expressway, Suite 210-LB59
   Dallas, TX 75203                                    1,107,940(9)         6.64%
US Special Opportunities Trust PLC
   c/o RENN Capital Group
   8080 N. Central Expressway, Suite 210-LB59
   Dallas, TX 75203                                    1,007,176(10)        6.03%
SF Capital Partners, Ltd
   3600 South Lake Drive
   St. Francis, WI 53235                               1,068,965(11)        6.58%
Cypress Semiconductor Corporation
   3901 N. First Street
   San Jose, CA 95134                                  3,179,644(12)       16.97%
Crestview Capital Master LLC
   95 Revere Drive, Suite A
   Northbrook, IL 60062                                2,677,113(13)       16.47%
Big Bend XXVII Investments, L.P.
   3401 Armstrong Avenue
   Dallas, TX 75205-4100                               1,553,956(14)        9.57%
Toibb Investment LLC
   6355 Topanga Canyon Blvd., Suite 335
   Los Angeles, CA 91367                               1,125,000            6.93%
All directors and executive officers as
 a group (7 persons)                                     609,392(15)        3.65%

-----------------------
*    Less than one percent.

(1)  Includes 1,000 shares of our common stock held by Mr. Keeley's wife, Sandra
     D. Keeley. Mr. Keeley disclaims beneficial ownership of these shares. Includes 30,625 shares issuable upon exercise of options.

(2) Includes 2,320 shares of our common stock that Mr. Blomquist's children personally own and includes 199.037 shares issuable upon exercise of options.

(3)  Includes 11,125 shares issuable upon exercise of options.

(4)  Includes 34,917 shares issuable upon exercise of options.

(5) Includes 34,917 shares issuable upon exercise of options. Includes 25,317 shares of common stock and 3,798 warrants held by the A. J. Stein Family Trust and 25,317 shares of common stock and 3,798 warrants held by the
     A. J. Stein Family Partnership.

(6)  Includes 40,000 shares issuable upon exercise of options.

(7) Includes 29,103 shares issuable upon exercise of options. Assumes exercise of warrants held by Mr. Alleman for 4,747 shares of our common stock.

(8) Assumes conversion, at a conversion price of $2.20 per share, of debentures issued to Renaissance Capital Growth & Income Fund III, Inc. for 409,091 shares of our common stock. Assumes exercise of warrants held by Renaissance Capital Growth & Income Fund III, Inc. for 59,244 shares of our common stock.

(9) Assumes conversion, at a conversion price of $2.20 per share, of debentures issued to Renaissance US Growth Investment Trust PLC for 409,091 shares of our common stock. Assumes exercise of warrants held by Renaissance US Growth Investment Trust PLC for 59,244 shares of our common stock.

(10) Assumes conversion, at a conversion price of $2.20 per share, of debentures issued to US Special Opportunities Trust PLC for 409,091 shares of our common stock. Assumes exercise of warrants held by US Special Opportunities Trust PLC for 58,480 shares of our common stock.

(11) Assumes exercise of warrants held by SF Capital for 7,595 shares of our common stock.

(12) Assumes exercise of warrants held by Cypress for 2,505,562 shares of our common stock.

(13) Assumes exercise of warrants held by Crestview Capital Master LLC for 32,279 shares of our common stock.

(14) Assumes exercise of warrants held by Big Bend XXVII Investments, L.P for 15,190 shares of our common stock.

(15) Includes 379,724 shares issuable upon exercise of options. Assumes the exercise of warrants for 12,343 shares of our common stock. Includes 1,000 shares of our common stock held by Mr. Keeley's wife, Sandra D. Keeley, with respect to which Mr. Keeley disclaims beneficial ownership. Includes 2,320 shares of our common stock that Mr. Blomquist's children personally own. Does not include the 1,970,398 shares beneficially owned by Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC, US Special Opportunities Trust PLC and Premier RENN US Emerging Growth Fund Ltd.. RENN Capital Group is agent for these four investment funds. Mr. Robert Pearson is a Senior Vice President of RENN Capital Group. Mr. Pearson also holds the position of a director on our board of directors.

               INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board

     Members of the Board keep informed about our business through discussions with our Chairman and our Chief Executive Officer and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

     Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended December 31, 2006, the Board held ten meetings. During that same period, the Board acted by written consent four times. During 2006, each director attended at least 75% of the total number of meetings of the Board, and with respect to Mr. Hillyard, at least 75% of the total number of meetings of the Board held during the period for which he has been a director.

     The Board has an Audit Committee, a Compensation Committee and a Governance Committee, each of which has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its respective responsibilities. In 2006, each committee member attended 100% of the meetings of such committee held after becoming a member of that committee. The following information provides membership and meeting information for each of the Board committees.

     Audit Committee. The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee consists of Dr. Keeley, who serves as the committee's chairperson, and Messrs. Hillyard and Stein. The Audit Committee assists the Board in its oversight of the integrity of our accounting, auditing, and reporting practices. The Board has determined that Dr. Keeley and Mr. Hillyard have the requisite education, background or experience to be considered an "audit committee financial expert" as that term is defined by applicable SEC rules. All members of the Audit Committee are "independent" under current NASDAQ Stock Market listing standards. The Audit Committee held one meeting during 2006.

     Compensation Committee. The primary responsibilities of the Compensation Committee are to review and recommend to the Board the compensation of our Chief Executive Officer, determine the amounts and recipients of stock options and perform such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Messrs. Hillyard, Stein and Pearson. Each member of the Compensation Committee is independent according to standards for independence under current NASDAQ Stock Market listing standards. The Compensation Committee held four meetings during 2006. During that same period, the Compensation Committee acted by unanimous consent one time.

     Governance Committee. The primary responsibilities of the Governance Committee are to assist us in complying with SEC and other government regulations. The Governance Committee does not have a written charter. The Governance Committee consists of Messrs. Stein, Blomquist, and Keeley. Messrs. Stein and Keeley are independent, and Mr. Blomquist is not independent, in each case according to standards for independence under current NASDAQ Stock Market listing standards.

     The Governance Committee's responsibilities also include identifying qualified candidates for nomination to the Board, including those recommended by shareholders. The Governance Committee conducts informal self-evaluations of the composition and size of the Board on a periodic basis. As a need is observed, the Governance Committee will recommend to the Board that it consider new directors and seek input from the Board regarding desired skills in new candidates. The Governance Committee has, in the past, used formal and informal networking to identify and evaluate potential candidates. Similar to any nominee identified by the Governance Committee, any potential nominee submitted for consideration by a shareholder would first be vetted against a perceived need existing on the Board, and would then be evaluated against other candidates for the position based on the merits of his/her background in comparison to other candidates. We have not, in the past, used a third party to identify or evaluate potential nominees.

Shareholder Communications.

     The Board has not established a formal process for shareholders to follow to send communications to the Board or its members. Our policy is to forward to the Board any shareholder correspondence we receive that is addressed to the Board. Shareholders who wish to communicate with the Board or any of our directors may do so by sending their correspondence addressed to the Board at our headquarters at 4250 Buckingham Drive, Suite 100, Colorado Springs, CO 80907 or via an email weblink "information@Simtek.com" on our website at www.simtek.com.

Statement on Corporate Governance.

     We regularly monitor developments in the area of corporate governance by reviewing new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC. In response to those developments, we review our processes and procedures and implement corporate governance practices which we believe are in the best interest of our company and shareholders.

     The Board has approved a Code of Business Conduct and Ethics (collectively, the "Code of Conduct"), posted on our website at www.simtek.com. The Code of Conduct applies to our chief executive officer, chief financial officer and all of our other employees and directors. Our chief executive officer, chief financial officer, employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

Director's Attendance at Annual Shareholder Meetings.

     We believe that there are benefits to having members of the Board attend our annual meetings of shareholders. In 2006, all of the then-current directors attended our annual meeting in person. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings should be strongly encouraged, but is not required.

Compensation Committee Interlocks and Insider Participation

     During 2006, the Compensation Committee consisted of Messrs. Sartore, Pearson, and Blomquist. In October 2006, Messrs. Sartore and Blomquist resigned from the Compensation Committee and Messrs. Hillyard and Stein were both nominated to join Mr. Pearson on the Compensation Committee. Mr. Hillyard was appointed Chairman of the Compensation Committee. Mr. Blomquist is our Chief Executive Officer and President, a position he has held throughout all of 2006. Mr. Sartore served as a consultant to Simtek from May 23, 2006 until November 3, 2006. He became an employee and executive officer of Simtek on November 13, 2006.

     On May 26, 2006, we issued to certain affiliates managed by RENN Capital Group, for which Mr. Pearson serves as Senior Vice President, warrants to purchase 25,000 shares of our common stock at $3.30 per share with an exercise period of 5 years. We issued 5,000 of these warrants in consideration for a waiver letter from the RENN Capital Group affiliates and the remaining 20,000 warrants were issued in consideration for the affiliates managed by RENN Capital Group entering into a subordination agreement with Wells Fargo on our behalf.

     On September 21, 2006, we completed a private placement whereby the participants were issued common stock at a per share price of $3.95 and warrants to purchase our common stock at a per share exercise price of $5.40 and a five year term. The affiliates managed by the RENN Capital Group invested a combined total of $2,000,000 and received a combined total of 506,332 shares of our common stock and 75,952 warrants. Mr. Stein invested $200,000 and received 50,633 shares of our common stock and 7,595 warrants.

Review and Approval of Transactions with Related Persons

     We have not adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of "related-persons transactions." The Audit Committee approves any transaction between our company and a related person. A related person is any executive officer, director, or more than 5% shareholder of our stock, including any of their immediate family members, and any entity owned or controlled by such persons. Please review the related person transactions described in this proxy statement under the heading "Certain Relationships and Related Transactions."


                    INFORMATION REGARDING EXECUTIVE OFFICERS
Harold Blomquist...........................     Chairman of the Board, Chief Executive Officer and
President

Ronald Sartore.............................     Director and Executive Vice President

Brian Alleman..............................     Vice President and Chief Financial Officer, Corporate
                                                Secretary

     Information regarding Messers. Blomquist and Sartore is set forth above under the heading "Information Regarding the Board and its Committees."

     Brian Alleman, age 50, has served as Vice President and Chief Financial Officer at the Company since June of 2005. Mr. Alleman is a partner in the Denver office of Tatum LLC, a national firm of experienced executives serving as full-time, part-time, interim, project, or on-staff professionals to provide executive solutions to companies undertaking significant change. Mr. Alleman has over 25 years of experience in financial management, with 10 years of experience in leading international accounting firms. For nine years prior to joining Tatum, Mr. Alleman served as Vice President and Chief Financial Officer with Centuri Corporation in Penrose, Colorado. Mr. Alleman intends to remain a partner in Tatum, which should allow Simtek access to a variety of professional resources provided by Tatum to its clients. Mr. Alleman holds a Bachelors Degree in Accounting from Seton Hall University and became a Certified Public Accountant in the State of New Jersey in 1980.

                      COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

     Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of shareholder value. Our fundamental compensation philosophy is to closely link executive officers' total compensation with the achievement of annual and long-term performance goals and that performance should have a significant impact on compensation. Management and the Compensation Committee believe that compensation decisions are complex and best made after a careful review of individual and company performance, semiconductor industry, and general industry compensation levels. The Committee awards compensation to our executive officers that is based upon overall business and individual performance and that is designed to motivate them to achieve strategic objectives and to continue to perform at the highest levels in the future.

     Based on the objectives described above, we strive to set a total compensation opportunity within a reasonable range of total direct compensation paid to similarly situated executives at comparable companies, against whom we may compete in the semiconductor industry marketplace and in the broader market for executive, key employee, and outside director talent. Actual compensation may be above or below the mid-range of industry norms based on the actual performance of our company and the individual, with the opportunity to achieve superior compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance.

Roles and Responsibilities

     Each of the Compensation Committee and management is involved in the development, review and evaluation, and approval of our executive compensation programs. In general, the roles are discussed below; additional details regarding the roles of each are addressed in the discussion of the "Annual Review of Executive Compensation."

     Management. Our management sets our strategic direction and tactical objectives and strives to design and develop compensation programs that motivate executives' behaviors consistent with these tactical and strategic objectives. In collaboration with the Compensation Committee, management coordinates the annual review of the compensation program for the executive officers. This includes an evaluation of individual and overall company performance, competitive practices and trends, and various compensation issues. Based on the outcome of this review, management makes recommendations to the Compensation Committee regarding the compensation of each of the executive officers, other than the Chief Executive Officer.

     Compensation Committee. The Compensation Committee of the Board has overall responsibility for the approval of programs that are reasonable, consistent with our compensation philosophy, and support our business goals and objectives. The Board established the Compensation Committee in 2004. The current members of the Committee were appointed in October 2006. The Committee consists of three directors, all of whom are deemed independent within the meaning of the current rules of the NASDAQ: Messrs. John Hillyard (Chairman), Alfred Stein and Robert Pearson.

     The Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of our compensation philosophy, and policies and plans covering our executive officers. The Committee also conducts an annual review and approval of the Chief Executive Officer's annual compensation, including an evaluation of his performance to corporate goals and objectives relevant to his compensation.

     The Committee operates pursuant to a charter, which is available on the Company's website at www.simtek.com. Under its charter, the stated purposes of the Compensation Committee are: (1) to assist the Board in discharging its responsibilities relating to compensation of the Corporation's executives, (2) to administer the Corporation's equity incentive plans and (3) to produce a report on executive compensation for inclusion in the Corporation's proxy statement in accordance with applicable rules and regulations.

     The Compensation Committee typically meets several times each year as needed to address various compensation issues. Compensation Committee meetings may include an executive session without members of management present. The Compensation Committee met more than four times during 2006 as it was developing the incentive compensation plan currently in use, and also met several times in executive session. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

Annual Review of Executive Compensation

     Our management and the Compensation Committee strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is competitive with those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the semiconductor industry and the general market. This is achieved by the preparation of an annual review of the compensation of each of the Company's executive officers.

     In making its decisions on each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities, and his or her effectiveness in supporting our key strategic, operational and financial goals. The Compensation Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executive officers reporting directly to him.

     The Compensation Committee believes that input from management provides useful information and points of view to assist the Compensation Committee to determine its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of our executive officers from management, the Compensation Committee makes the final decisions as to the plan design and compensation levels for these executives.

Compensation Peer Group

     In determining the appropriate amount for each element of the total direct compensation (base salary, annual incentives, and long-term incentives), the Compensation Committee considers the compensation paid for similar positions at other corporations within a reasonable peer group of companies prior to determining the executive officers' base salary and total cash compensation potential. The peer group is comprised of companies against which we compete in the global semiconductor industry for executive, key employee, and outside director talent. Peer companies fall within a range (both above and below us) of comparison factors such as revenue, market capitalization, net income, and relevant similarities to our fabless business model. Our peer group is comprised of (but not limited to) the following companies:

     Ramtron                                        Quicklogic
     Microsemi                                      Cypress
     Virage Logic                                   Sipex
     Catalyst Semiconductor                         AMCC
     ZMD                                            Tower Semiconductor

This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation.

Mix of Compensation

         Our executive compensation program is composed of three key elements - base salary, an annual cash incentive bonus, and equity-based compensation - which represent an executive officer's total direct compensation (excluding benefits and perquisites). The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as preserve the flexibility to respond to the continually changing global environment in which we operate. The Compensation Committee's goal is to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. For 2006, the mix of these three elements for each of the named executive officers is illustrated in the following chart:

                      Percent of Total Direct Compensation

                                         Annual Cash
                             Base         Incentive             Equity
Officer                     Salary       Compensation      Incentive Awards(1)
-------------------         ------       ------------      -------------------

Harold A. Blomquist           53%            16%                31%
Ronald Sartore                 7%             0%                93%(2)
Brian P. Alleman              45%            10%                45%

(1) Based on the FAS 123(R) grant date fair value of restricted stock and stock options granted in 2006.

(2) Includes the value of options granted to Mr. Sartore in his capacity as a director.

The mixture of pay elements noted above represents the belief that executive officers should have elements of their compensation tied to both short and long term objectives. This pay mixture is the result of our historical pay practices, management recommendations, and Compensation Committee determinations.

Elements of Executive Compensation

     The key elements of direct compensation for the executive officers are base salary, an annual cash incentive bonus, and equity-based compensation, typically delivered through stock options. Executive officers also are eligible for other elements of indirect compensation, comprised of health and welfare benefits, retirement and savings plans, and certain perquisites. The Compensation Committee considers each of these elements when evaluating the overall compensation program design.

     Annual Base Salary. Management, with the assistance of the Compensation Committee, establishes base salaries that are intended to be sufficient to attract and retain individuals with the qualities they believe are necessary for our long-term financial success and that are competitive in the marketplace.

     An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances such as relocation, and direct competition for the executive's services. The Compensation Committee reviews the base salaries of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure. Any adjustments are based on the results of a review of relevant market salary data, increases in the cost of living, job performance of the executive officer over time, and the expansion of duties and responsibilities, if any. No pre-determined weight or emphasis is placed on any one of these factors.

     In general, the Committee targets the base salary levels of the Chief Executive Officer and other executive officers within the mid-range of base salaries for comparable executive positions at key competitors. Adjustment of an individual executive officer's actual base salary above the mid-range of this reference group would generally be based upon:


     o    Achieving or exceeding key business objectives;

     o    Highly developed individual skills critical to the Company;

     o    Demonstrating an ability to positively impact shareholder value;

     o    Consistently superior levels of performance; and

     o    Experience and level of responsibility.

During 2006, the Committee approved no increases to the base salaries of the named executive officers.

     Annual Cash Incentive Awards. Annual cash incentive compensation enables executive officers and other key employees of the Company to earn annual cash bonuses for meeting or exceeding our financial goals as well as for individual performance.

     The potential payments available under the annual cash incentive program for the executive officers depend on the attainment of performance goals recommended by management and approved by the Compensation Committee early in each calendar year. In addition to these awards, the Compensation Committee may approve additional bonuses following a subjective evaluation of an executive officer's performance and success in areas deemed to be significant to us.

     For executive officers, our annual cash incentive compensation program provides for target earning generally in the range of 50% to 100% of base salary. Individual awards reflect both group performance and individual contributions to our success.

     The following table summarizes, for 2006, the bonus targets, performance components, and corresponding weightings for each of our named executive officers. Weighting factors represent the percentage of each executive's target cash incentive that is attached to performance of the specific metric. For example, Mr. Alleman has 50% of his target earnings potential that is attached to performance to our ex-item net income goal from our annual operating plan. Mr. Sartore was not eligible for the incentive compensation program during 2006.


                                 Annual               Annual           New Product
                               Operating          Operating Plan       Research and                          Strategic
Name                          Plan Revenue         Ex-Item Income      Development        Cash Balance      Initiatives
-------------------------- ------------------- --------------------- ------------------ ---------------- --------------------
Harold Blomquist                  25%                  50%                  25%                                  50%
Brian Alleman                                          50%                                    25%                25%

     We selected these performance measures for use in the annual cash incentive because of their importance to the value of our operations. In particular, the Compensation Committee believes that Ex-item Net Income is an appropriate measure for the primary financial goal to align the interests of management with the interests of our stockholders. Because Ex-item Net Income excludes non-cash charges for stock options and amortization of the non-compete agreement with ZMD and other expenses related to the joint development agreement with Cypress Semiconductor or other strategic initiatives, Ex-item Net Income provides an indicator of general economic performance that is not affected by significant non-cash or restricted-cash expenses. Accordingly, our management believes this type of measurement is useful for comparing general operating performance of our baseline nvSRAM business from period to period.

     In 2006, the Compensation Committee established threshold, target, and accelerated performance goals for the performance measures to be achieved during 2006. For the purposes of Ex-item Net Income, the target was established as $841 thousand with a minimum threshold set at break-even and an accelerated payout (1.2x multiplier) possible for Ex-item Net Income between $841 thousand and $1.0 million with a maximum acceleration factor at Ex-item Net Income greater than $1.0 million (1.5x multiplier).

     During 2006, achievement against our Ex-item Net Income was approximately 114% of target. Performance to our revenue goal was $30.6 million on a plan of $28.4 million, or 108% of plan. Cash at year end was 119% of plan. The strategic initiatives were based on successfully integrating the acquisition of the nvSRAM assets from ZMD which was deemed to have been completed in a superior manner to our benefit. This resulted in cash bonuses for the named executive officers in the range of 67% to 81% of base salary.

     For additional information regarding the metrics applicable to our Chief Executive Officer, see "Compensation of the Chief Executive Officer" below.

     The 2006 bonuses for the Chief Executive Officer and other named executive officers are disclosed in the "Bonus" column of the Summary Compensation Table.

     Long-Term (Equity) Compensation. We provide executives with long-term compensation through the 1994 Simtek Corporation Stock Option Plan (the "SOP").

The SOP has been in effect continually from 1994 through 2006 and has been amended from time to time to allow for the replenishment of the stock option pool in order to provide long-term equity compensation to executive officers. The general objective of the SOP is to encourage employees and directors to acquire or increase their equity interest in our company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success. The SOP also encourages this group to remain with and devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. The SOP also enhances our ability to attract and retain the services of individuals who are essential for our growth and profitability.

     The SOP permits granting stock options which are granted according to a plan developed by management and the Committee and approved by the Committee during the first six months of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the second quarter. Management and the Compensation Committee reserve the right to make other grants as determined to be appropriate after careful review of such things as significant achievements, the risk of losing key executives, and periodic changes in the external environment around our company.

     All options granted prior to March 24, 2006 began vesting six months after the date of grant, become fully vested after three years and expire seven years from date of grant. On March 24, 2006, the Board of Directors changed the vesting schedule of stock options granted after March 24, 2006 to be as follows:


     o If an officer or employee has been employed for 12 months or more, stock options will vest over 48 months at 1/48th per month, and vesting will begin immediately at 1/48th per month for the four year period.

     o If an officer or employee has been employed for less than 12 months, no vesting will occur until the officer or employee has been employed for 12 months at which time the officer or employee will be caught up at 1/48th per month for each month since the option grant date and then the options will continue to vest at 1/48th per month for the remaining portion of the four year period.

     o If an officer or employee is a new hire, no vesting will occur until the officer or employee has been employed for 12 months at which time the officer or employee will receive 12/48th of the vesting after which the options will continue to vest at 1/48th per month for the remaining portion of the four year period.

     o All options granted to outside directors of the Company will be 100% vested after six months from the grant date.

     All options will expire seven years from date of grant.

     During 2006, the Compensation Committee approved the following equity awards to the CEO and other named executive officers:

                                                   Stock
                 Officer                         Options(1)
                 -------------------            -----------

                 Harold A. Blomquist              58,300
                 Ronald Sartore                  118,500(1)
                 Brian P. Alleman                 81,700

(1) Includes 18,500 options granted to Mr. Sartore in his capacity as a director.

     The named executive officers were granted a total of 258,500 stock options. Additional details regarding the terms of these grants are provided in the tables below.

     Health and Welfare Benefits. We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare programs comparable to those provided to employees and executives at other companies in the semiconductors industry. Executive officers participate in our health and welfare programs on the same relative basis as our other employees.

     We sponsor the Simtek Corporation 401K Plan, a tax-qualified defined contribution retirement plan. This contribution plan is a tax-qualified broad-based employee savings plan in which employee contributions are calculated on gross payroll and employees are permitted to contribute up to dollar limits and percentages established annually by the Internal Revenue Service. In 2006, we did not provide any matching contributions.

     Employment Agreements. We currently have employment agreements with two of our named executive officers. Generally, we do not maintain employment agreements with executive officers. The primary purpose of these employment agreements is to provide certain executive officers with a personal assurance of their treatment following a change in control of our company or under terms of termination of their employment.

     The employment agreement with Mr. Blomquist provides for a base salary of $325,000 per year and he will be eligible to receive a yearly cash bonus, based on performance, of up to 100% of his salary. In addition, Mr. Blomquist may receive a yearly bonus of options to purchase between 10,000 and 40,000 shares of our Common Stock; the exact amount will be based on performance. Upon beginning employment, Mr. Blomquist received options to purchase 250,000 shares of our Common Stock and a $50,000 bonus. Within four months of beginning employment, Mr. Blomquist was required to purchase 20,000 shares of common stock from us. For each share of Common Stock Mr. Blomquist purchased from us within six months of beginning employment, including the 20,000 shares he was required to purchase, we granted him an additional share, up to a maximum of 50,000 matching shares. Upon termination, Mr. Blomquist will be restricted from competing against us for a period of 18 months. If Mr. Blomquist is terminated by us without cause, all of Mr. Blomquist's unvested stock options will immediately vest and he will continue to receive his base salary, benefits, and cash and stock bonuses for 18 months. If Mr. Blomquist terminates employment due to good cause or as a result of constructive termination relating to a change of control of the Company, all of Mr. Blomquist's unvested stock options will immediately vest and he will continue to receive his base salary, benefits and cash and stock bonuses for 18 months.

     On November 3, 2006, we entered into a letter agreement with Mr. Sartore whereby Mr. Sartore is employed as our Executive Vice-President focusing on new product development. Mr. Sartore's base annual salary is $225,000 and he is eligible to receive a bonus, based on performance, in accordance with our Executive Incentive Compensation Plan. We also issued to Mr. Sartore an option to purchase 100,000 shares of our Common Stock, which vests monthly over a four year period. In exchange for transferring ownership to us of certain inventions he initiated prior to becoming an employee, Mr. Sartore will receive 1,500 shares of our Common Stock upon the filing of a patent application for each such invention and 2,500 shares upon a patent being issued for each such invention.

     The employment agreement with Mr. Alleman provides for a base annual salary of $225,000 and he will be eligible to receive a bonus, based on 100% performance to agreed upon company and individual goals, of 50% of his base salary. Mr. Alleman received options to purchase 75,000 shares of our common stock upon commencement of his employment. In addition, Mr. Alleman will be eligible to participate in our standard benefits plans. Mr. Alleman will remain a partner of, and retain an interest in, Tatum LLC ("Tatum"), the executive services firm through which his services were initially engaged by us, and Tatum also will be paid a fee based on Mr. Alleman's compensation, with the first year's fee to be no more than 20% of the amount paid to, or realized by, Mr. Alleman. This fee percent willdecrease in subsequent years. If we terminate Mr. Alleman's employment without good cause, or if Mr. Alleman terminates his employment for good cause, Mr. Alleman will be provided with separation pay equal to three months, from date of notice, of full base salary and three additional months at 50% of full base salary. If Mr. Alleman terminates his employment without good cause or we terminate Mr. Alleman for good cause, all separation pay will be forfeited.

Compensation of the Chief Executive Officer

     In connection with the review of the then Chief Executive Officer's performance in April 2005, the Compensation Committee performed a competitive analysis of the total direct compensation program for the replacement for Simtek's then Chief Executive Officer. The Compensation Committee used the information in this study as it negotiated the terms of compensation of Mr. Blomquist's total direct compensation. Mr. Blomquist's total direct compensation was deemed to be reasonable when compared to the corresponding opportunities extended to chief executive officers within other semiconductor companies as well as the specific circumstances of our company at the time.

     For 2006, Mr. Blomquist's base salary was $325,000. His award under the annual incentive compensation program related to 2005 was $100,238, which was paid in 2006. His award under the annual incentive compensation program related to 2006 was $261,383, which was paid in February 2007 For 2006, Mr. Blomquist's bonus eligibility was targeted at 50% of his base salary up to a maximum of 100% of his base salary. For 2006, Mr. Blomquist's bonus metrics and weightings were Company ex-item net income (50%), Company net revenue (25%), new product research and development (25%), and an amount at the discretion of the Committee related to strategic initiatives (50%). In addition, we granted Mr. Blomquist 58,300 stock options.

Accounting and Tax Treatments of the Elements of Compensation.

     We account for stock-based awards, including stock options, as provided in FAS123(R).

     The Compensation Committee considers the potential impact of IRC Section 162(m) on compensation decisions. Section 162(m) disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. The Committee's approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will generally be designed considering a number of factors, including tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy, or where achieving maximum tax deductibility would not be in our best interest.

Post-Employment Compensation

     The employment agreement with Mr. Blomquist provides for immediate vesting of 100% of Mr. Blomquist's currently held and non-vested stock options in the event of a change in control of our company or termination without cause. See Potential payments upon termination or change of control for further information.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed Simtek's Compensation Discussion and Analysis for the fiscal year ended December 31, 2006 with Simtek management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

     COMPENSATION COMMITTEE

     John Hillyard, Chair
     Robert Pearson
     Alfred Stein

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table presents information concerning compensation earned in the fiscal year ended December 31, 2006, by our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President. We refer to these three persons collectively as "named executive officers." Our compensation policies are discussed above under the heading "Compensation Discussion and Analysis."

                                                                                          Change in
                                                                                           pension
                                                                                          value and
                                                                                          nonqualified
                                                                          Non-equity       deferred
       Name and                                      Stock    Option    incentive plan   compensation   All other
  Principal Position   Year    Salary      Bonus   awards(1) awards(2)  compensation(3)    earnings    compensation     Total
---------------------------------------------------------------------------------------------------------------------------------
Harold A. Blomquist    2006   $325,000      $0        $0      $324,420     $261,383           $0        $209,516(4)    $1,120,319
   President, CEO,
   and Chairman

Ronald Sartore         2006   $29,856       $0      $2,500    $6,045(5)       $0              $0        $152,500(6)    $  190,901
   Executive VP

Brian P. Alleman       2006   $212,792      $0        $0      $41,516      $150,824(7)        $0            $0         $  405,132
   Vice President and
   CFO


(1) We issued Mr. Blomquist 371 shares of our common stock at a value of $6.75 per share on May 26, 2006. This stock was issued for payment of his quarterly stipend earned for serving as a director for the period of January 1, 2005 through March 31, 2005. We issued Mr. Sartore 3,376 shares of our common stock for a total value of $12,500 on May 26, 2006 for payment of his quarterly stipend earned for serving as a director for the period January 1, 2005 through March 31, 2006. For purposes of the restricted stock awards, fair value was initially calculated using the average closing price of our stock on the last 20 days of each quarter the stipend was earned.

(2) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives in 2006 as well as prior fiscal years, that vested in 2006, in accordance with SFAS 123R. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. Option expenses for each of Messrs. Blomquist, Sartore and Alleman included $312,147, $0 and $10,363, respectively during 2005, and $12,273, $6,045 and
     $31,153, respectively during 2006. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 6 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made during 2005, refer to the note on "Shareholders' Equity" for our financial statements in the Form 10-K for the year ended December 31, 2005. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

(3) This column represents payments made in 2007 related to the 2006 Executive Incentive Compensation Plan.

(4) Includes the taxable portion of Mr. Blomquist's relocation costs for his move from California to Colorado.

(5) These options were granted to Mr. Sartore in his capacity as a director prior to becoming an executive officer.

(6) During 2006, Mr. Sartore was paid $16,000 in his capacity as a director and $136,500 as a consultant to our company, prior to becoming an executive officer.

(7)  Reflects $115,132 paid directly to Mr. Alleman and $35,692 paid to Tatum,
     LLC.

Grants of Plan-Based Awards

     Our Stock Option Plan permits the grant of non-qualified stock options to our employees and directors and to employees of our subsidiaries.

                                                                                               All         All        Grant
                                                                                              Other       Other       Date
                                                                                              Stock       Option      Fair
                                                                                              Awards:     Awards:    Value of
                                                                                              Number     Number of    Stock
                                                                                                of       Securities    and
                                       Estimated Future Payouts    Estimated Future Payouts   Shares     Underlying   Option
                           Date of         Under Non-Equity         Under Equity Incentive    or Units    Options     Awards
   Name      Grant Date     Action      Incentive Plan Awards            Plan Awards            (1)         (2)         (3)
------------ ------------  -------     -------------------------   -------------------------
                                       Threshold  Target   Max.    Threshold  Target    Max.
                                          ($)       ($)              ($)        ($)     ($)     (#)         (#)         ($)
                                      ----------- -------- ------  ---------  ------   -----  ---------- ----------- ----------
Harold A.      5/26/06    11/22/2005                                                              371                  $2,500
Blomquist
              6/12/2006   6/12/2006                                                                        25,000     $53,325

             10/17/2006   10/17/2006                                                                       33,300    $134,532


Ronald       02/21/2006   2/21/2006                                                                         3,500      $6,045
Sartore
              5/26/2006   11/22/2005                                                             3,376                $12,500

              9/27/2006   9/27/2006                                                                        15,000     $50,730

             11/13/2006   11/13/2006                                                                      100,000    $312,200


Brian P.     04/26/2006   4/7/2006(4)                                                                      75,000    $180,150
Alleman
             10/17/2006   10/17/2006                                                                        6,700     $27,068


(1) This column shows the number of shares of common stock granted to the named executive officers in 2006. Shares issued to Mr. Blomquist and Mr. Sartore were as granted as compensation for their service as directors prior to becoming executive officers. Mr. Blomquist's shares covered compensation for the period January 1, 2005 through March 31, 2005 and Mr. Sartore's shares covered compensation for the period January 1, 2005 through March 31, 2006.

(2) This column show the number of stock options granted to the named executive officers in 2006. These options vest and become exercisable based on the vesting terms of the SOP. 18,500 of the options granted to Mr. Sartore were granted to him as a director with respect to periods prior to becoming an executive officer.

(3) The exercise price of each option granted was equivalent to the closing price of a share of our common stock on the grant date. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule and has been calculated using the Black-Scholes valuation mode. The valuations were based upon the following assumptions estimated holding period of 4.87 years, expected volatility of 79.81% and a risk free interest rate of 5.11%. It should be noted that this model is only one of the methods available for valuing options. These amounts reflect our accounting expense and do not correspond to the actual value that may or will be recognized by the named executive officers.

(4) Mr. Alleman's option grant was approved on April 7, 2006 by the Compensation Committee and issued on April 26, 2006, the date Mr. Alleman accepted his employment terms.

Outstanding Equity Awards at 2006 Fiscal Year-End

         The following table provides information on the current holdings of stock option and stock awards by the named executive officers. This table includes unexercised and unvested option awards and unvested grants of restricted shares of stock. Each equity grant is shown separately for each named executive officer.


                                                Option Awards                                       Stock Awards
                        ------------------------------------------------------------ -----------------------------------------

                                                                                                                      Equity
                                                                                                                    Incentive
                                                                                                          Equity      Plan
                                                                                                         Incentive   Awards:
                                                                                                 Market     Plan      Market
                                                                                        Number   Value     Awards:      or
                                                      Equity                              of      of       Number     Payout
                                                     Incentive                          Shares  Shares       of      Value of
                                                       Plan                               or      or      Unearned   Unearned
                                                      Awards:                            Units  Units      Shares,    Shares,
                                                     Number of                            of     of       Units or   Units or
              Date of     Number of     Number of    Securities                          Stock  Stock      Other      Other
    Name       Award     Securities    Securities    Underlying                          That   That       Rights     Rights
                         Underlying    Underlying    Unexercised  Option    Option       Have   Have        That       That
                         Unexercised   Unexercised   Unearned    Exercise  Expration     Not     Not      Have Not   Have Not
                           Options       Options      Options     Price      Date      Vested   Vested     Vested     Vested
                             (#)           (#)          (#)        ($)                   (#)     ($)         (#)       ($)

                         Exercisable  Unexercisable
------------- ---------- ------------ -------------- ----------- --------- ----------- -------- --------- ---------- ----------
Harold A.     10/31/2003    7,500           0            0        $8.30    10/31/2010    ---      ---        ---        ---
Blomquist
              4/27/2004     2,625           0            0        $11.60   4/27/2011     ---      ---        ---        ---
              2/15/2005     3,500           0            0        $6.20    2/15/2012     ---      ---        ---        ---
              5/9/2005     57,851        51,762          0        $6.60    5/9/2012      ---      ---        ---        ---
              5/17/2005    74,094        66,294          0        $5.40    5/17/2012     ---      ---        ---        ---
              6/12/2006     3,125        21,875          0        $3.20    6/12/2013     ---      ---        ---        ---
              10/17/2006    1,388        31,912          0        $6.00    10/17/2013    ---      ---        ---        ---

Ronald        3/26/2004    10,000                        0        $13.40   3/26/2011
Sartore
              4/27/2004     2,917                        0        $11.60   4/27/2011
              2/15/2005     3,500          ---           0        $6.20    2/15/2012     ---      ---        ---        ---
              2/21/2006     3,500          ---           0        $2.70    2/21/2013     ---      ---        ---        ---
              9/27/2006      ---         15,000          0        $5.00    9/27/2013     ---      ---        ---        ---
              11/13/2006     ---        100,000          0        $4.66    11/13/2013    ---      ---        ---        ---

Brian P.      08/3/2005     4,444         5,556          0        $3.65    8/3/2012
Alleman
              4/26/2006    12,500        62,500          0        $3.60    4/26/2013
              10/17/2006     279          6,421          0        $6.00    10/17/2013


Option Exercises and Stock Vested

     During 2006, none of the named executive officers exercised any vested stock options.

Potential Payments upon Termination or Change of Control

     The tables below reflect the compensation payable to or on behalf of Messrs. Blomquist and Alleman upon an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2006, and thus includes amounts earned through such time. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Pursuant to the terms of his employment agreement, we are not required to provide Mr. Sartore any additional compensation upon an involuntary termination without cause, or a change of control.

                              HAROLD A. BLOMQUIST

                                                    Involuntary
                                                    Termination     Change in
Executive Benefits and Payments                    without Cause     Control
-------------------------------                    -------------    ---------

Compensation
     Cash Severance(1)                                $487,500       $487,500
     Options (unvested & accelerated)                 $799,070       $799,070
     Relocation from Colorado to California           $150,000       $150,000
     Incentive Compensation                           $261,383       $261,383
Benefit Plans
     Health & Welfare                                 $23,400        $23,400


(1) This amount is equal to 18 months of Mr. Blomquist's annual salary, which amount is not payable if Mr. Blomquist's employment is terminated for cause.


                                BRIAN P. ALLEMAN

                                                    Involuntary
                                                    Termination     Change in
Executive Benefits and Payments                    without Cause     Control
-------------------------------                    -------------    ---------

Compensation
     Cash Severance(1)                                $84,375        $84,375


(1) This amount is equal to 3 months of Mr. Alleman's annual salary, together with 3 months of one-half of Mr. Alleman's annual salary, which amount is not payable if Mr. Alleman's employment is terminated for cause.

Director Compensation

     A director who is also an employee of our company receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual retainer (paid quarterly) and meeting fees. Annual equity compensation consists of a stock award. Each of these components is described in more detail below. The total 2006 compensation of our non-employee directors is shown in the following table:

                                                                                 Change in
                                                                                Pension Value
                            Fees                                                    and
                           Earned                                               Nonqualified
                             or                               Non-Equity          Deferred
                           Paid in    Stock      Option     Incentive Plan     Compensation       All Other
                            Cash      Awards     Awards      Compensation         Earnings       Compensation       Total
       Name                 ($)       ($)(1)      ($)(2)          ($)               ($)               ($)            ($)
------------------------- ---------- ---------- ----------- ----------------- ----------------- ----------------- -----------
Robert Pearson,            $14,750    $12,500     $6,045           $0                $0                $0          $33,295
   Compensation and
   Governance
   Committees

Alfred Stein,              $14,000    $12,500     $6,045           $0                $0                $0          $32,545
   Governance
   Committee Chair,
   Audit Committee

Robert Keeley,             $13,500    $12,500     $6,045           $0                $0                $0          $32,045
   Audit Committee
   Chair

John Hillyard,               $0         $0          $0             $0                $0                $0             $0
   Compensation
   Committee Chair and
   Audit Committee

(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of shares of restricted stock granted to each independent director in lieu of payment for their annual stipend from January 1, 2005 through March 31, 2006. For purposes of the restricted stock awards, fair value is calculated using the closing price of our stock on the date of grant. For additional information, refer to note 6 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may or will be recognized by the directors.

(2) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each independent director. For purposes of the stock options, the fair value was estimated using the Black-Scholes valuation model in accordance with SFAS 123R.

     The Board believes that compensation for independent directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but should not be so great as to compromise independence. With the assistance of outside compensation consultants and information, the Compensation Committee periodically reviews our director compensation practices and compares them against the practices of public company boards generally.

     Beginning March 2004, each director who was not an employee received $1,500 for each meeting of the Board, attended in person and 50% of the in person fee for telephonic participation and $500 for each meeting of a committee of the Board. Beginning January 1, 2005, each director of the Board also received a $10,000 annual stipend, which is paid quarterly.

     Through March 31, 2006, the stipend was paid in equivalent shares of common stock. Upon initial appointment or election to the Board, each newly appointed or elected member receives options to purchase 15,000 shares of our Common Stock. Beginning in September 2006, each committee chair received options to purchase 15,000 shares of our Common Stock. Each member of the Board receives, within the first month of each calendar year while serving as a member of the Board, a grant of options to purchase 3,750 shares of our Common Stock. Along with the above compensation, the Chairman of the Board receives $4,000 per calendar quarter, as long as the Chairman is not an employee. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

     The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 26, 2006, we issued to certain affiliates managed by RENN Capital Group, for which Mr. Pearson serves as Senior Vice President, warrants to purchase 25,000 shares of our common stock at $3.30 per share with an exercise period of 5 years. We issued 5,000 of these warrants in consideration for a waiver letter from the RENN Capital Group affiliates and the remaining 20,000 warrants were issued in consideration for the affiliates managed by RENN Capital Group entering into a subordination agreement with Wells Fargo on our behalf.

     On September 21, 2006, we completed a private placement whereby the participants were issued common stock at a per share price of $3.95 and warrants to purchase our common stock at a per share exercise price of $5.40 and a five year term. The affiliates managed by the RENN Capital Group invested a combined total of $2,000,000 and received a combined total of 506,332 shares of our common stock and 75,952 warrants. One of our directors, Mr. Stein, invested $200,000 and received 50,633 shares of our common stock and 7,595 warrants (which securities are held by his family trust and family partnership), and two members of his family invested an aggregate of $150,000 and received 37,976 shares of our common stock and 5,696 warrants. Our chief financial officer, Brian Alleman, invested $125,000 and received 31,646 shares of our common stock and 4,747 warrants.

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD

     The Audit Committee of the Board (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Simtek's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on the Company's website at www.simtek.com. The members of the Committee are Messrs. Keeley, Hillyard and Stein, each of whom meets the independence requirements of Rule 10A-3 of the Exchange Act and applicable NASDAQ independence rules.

     The Committee has reviewed and discussed Simtek's audited financial statements for the year ended December 31, 2006 with Simtek's management. The Committee has discussed with Hein & Associates LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from Hein & Associates LLP required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Hein & Associates LLP its independence.

     Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board that Simtek's audited financial statements for the year ended December 31, 2006 be included in Simtek's Annual Report on Form 10-K for the year ended December 31, 2006.

     AUDIT COMMITTEE

     Robert Keeley, Chair
     John Hillyard
     Alfred Stein


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC and the NASDAQ an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to transactions in our stock. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

     Based on a review of the copies of forms filed in 2006, we believe that during 2006, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that Mr. Blomquist was late with one Form 4 filing with respect to one transaction.

     SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 ANNUAL MEETING

     To be considered for inclusion in the proxy materials for our 2008 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary at our principal executive offices no later than December 7, 2007. Such proposals must comply with Rule 14a-8 under the Exchange Act.

     Shareholder proposals and director nominations for our 2008 annual meeting of shareholders not intended for inclusion in the proxy materials for the meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than January 3, 2008 and no later than February 4, 2008 to be considered timely. Such proposals must comply with Section 2.8 of our Bylaws. Our Bylaws are available on our website at www.simtek.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 4250 Buckingham Drive, Suite 100, Colorado Springs, CO 80907 or to investorrelations@simtek.com.

                           ANNUAL REPORT ON FORM 10-K

     We will furnish to any shareholder upon request a copy of our Annual Report on Form 10-K or any exhibit described in the list accompanying the Annual Report on Form 10-K. Requests for copies of such report and/or exhibit(s) should be directed to Simtek Investor Relations at (719) 531-9444 or investor relations@simtek.com.

                                OTHER INFORMATION

     Shareholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to our Corporate Secretary at our principal executive offices.

     The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of our officers, directors and employees may, for no additional compensation, solicit proxies in person or by telephone. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that are presented for a vote at the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

                                        By Order of the Board of Directors,


                                        /s/ Brian P. Alleman
                                        Brian P. Alleman
                                        Secretary

Colorado Springs, Colorado
May 14, 2007

APPENDIX A

                               SIMTEK CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                             ADOPTED MARCH 16, 2007
                             EFFECTIVE JULY 1, 2007

1.   PURPOSE.

     (a) The purpose of the Employee Stock Purchase Plan (the "Plan") is to provide a means by which employees of Simtek Corporation, a Delaware corporation (the "Company"), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company.

     (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code. The Plan shall be interpreted and administered to effect that intent.

2.   ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors (the "Board") of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

     (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

               (i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

               (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan. An Affiliate that has been designated by the Company as eligible to participate in the Plan shall be referred to as a "Participating Affiliate."

               (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (iv) To amend the Plan as provided in paragraph 15.

               (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent and purpose of the Plan.

     (c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such conditions and limitations, not inconsistent with the provisions of the Plan, as may be established from time to time by the Board by resolutions duly adopted. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.   SHARES SUBJECT TO THE PLAN.

     (a) Subject to the provisions of paragraph 14 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate five hundred thousand (500,000) shares of the Company's common stock (the "Common Stock"). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

     (b) The stock subject to the Plan shall in all events be unissued shares of the Company.

4.   OFFERS.

     (a) The Board or the Committee shall make an offer or offers (an "Offer" or "Offers") to Eligible Employees (as defined in paragraph 5 below) to purchase Common Stock. Each Offer shall commence on the first day of each calendar quarter during the term of the Plan and shall end on the last day of such calendar quarter. The first Offer shall commence on July 1, 2007 and end on September 30, 2007. Each subsequent Offer shall commence on the first day of each calendar quarter thereafter. The Board or the Committee may, at any time, determine that an Offer may be longer than one calendar quarter (but not longer than twenty-seven (27) months beginning with the Offering Date) and shall determine the date or dates upon which one or more subsequent Offers, if any, may be made under the Plan. The first day of an Offer is that Offer's "Offering Date."

     (b) Prior to the commencement and first day of an Offer, the Board or the Committee, if any, may change any or all terms of the Offer and any subsequent Offers. The grant of rights pursuant to each Offer hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board or the Committee determines that such Offer shall not occur, or (b) no shares of Common Stock remain available for issuance under the Plan in connection with the Offer.

5.   ELIGIBILITY.

     (a) All Employees of the Company and each Participating Affiliate shall be eligible to be granted rights under the Plan on the first Offering Date after such Employee has commenced employment with the Company or the Participating Affiliate.

     (b) No Employee of the Company or a Participating Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such Employee's customary employment with the Company or such Participating Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

     (c) No Employee shall be eligible for the grant of any rights under the Plan if, immediately after such rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee, and stock that such Employee may purchase under all outstanding rights and stock options shall be treated as stock owned by such Employee.

     (d) An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted under "employee stock purchase plans" of the Company and any Affiliates, as specified in Section 423(b)(8) of the Code, do no permit such Employee's rights to purchase stock of the Company or any Affiliate to accrue at a rate that exceeds twenty-five dollars ($25,000) of the fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

     (e) Officers of the Company and any Participating Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board or the Committee may provide in an Offering that certain Employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

     (f) An "Employee" is any individual who performs services for the Company or a Participating Affiliate as a common-law employee.

     (g) Each Employee who satisfies the conditions of this paragraph 5 shall be referred to as an "Eligible Employee."

6.   GRANT OF RIGHTS; PURCHASE PRICE; PURCHASE DATE.

     (a) On each Offering Date, each Eligible Employee, pursuant to an Offer made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with up to ten percent (10%) of such employee's Earnings (as defined in subparagraph 7(b)) during the period which begins on the Offering Date and ends on the last day of the Offer, which is the last day of the calendar quarter. Provided, however, that the maximum number of shares that may be purchased pursuant to the Offer shall not be greater than the lesser of 4,000 shares or the number of shares permitted under
Section 423(b)(8) of the Code.

     (b) In connection with each Offer made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any Employee as well as a maximum aggregate number of shares that may be purchased by all Eligible Employees pursuant to such Offer. If the aggregate purchase of shares upon exercise of rights granted under the Offer would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

     (c) The purchase price of Common Stock acquired pursuant to rights granted under the Plan shall be not less than an amount equal to eighty-five percent (85%) of the lesser of (1) the "fair market value" of the stock on the Offering Date or, if the exchange on which the Common Stock is traded or the NASDAQ is not open for trading on the Offering Date, the first trading date thereafter, or
(2) the "fair market value" of the stock on the last trading day of the calendar quarter.

     (d) "Fair market value" means the closing price of the Common Stock as reported by the principal securities exchange on which the Stock is listed or admitted to trading or by the NASD through the NASD Automated Quotation System ("NASDAQ") or such successor quotation system, or, if the Stock is not listed or admitted to trading on any national securities exchange or on NASDAQ, the average closing bid price if available. If the Stock is not traded on an exchange or reported by NASDAQ and the average closing bid price is not available, then "Fair Market Value" shall be determined in good faith by the Committee using all relevant data and information reasonably available to the Committee.

     (e) The Purchase Date with respect to each Offer shall be the first day on which the NASDAQ is open for trading after the last day of the Offer.

7.   PARTICIPATION; WITHDRAWAL.

     (a) An Eligible Employee may become a participant in the Plan pursuant to an Offer by delivering a participation agreement to the Company in such form as the Company provides no later than five (5) days prior to the Offering Date. Each such agreement shall authorize payroll deductions in whole percentages from one percent (1%) to ten percent (10%) of such Employee's Earnings during the Offer. Once an Eligible Employee has elected to participate in an Offer, the Eligible Employee's election with respect to participation shall continue in effect with respect to subsequent Offers unless and until changed in accordance with paragraph 7(c) below. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan, shall be deposited with the general funds of the Company, and shall not be credited with interest.

     (b) "Earnings" means the Eligible Employee's regular salary or wages (including salary deferrals under Code sections 125, 132(f)(4), and 401(k) and under any nonqualified deferred compensation plan established by the Company or an Affiliate). Earnings includes overtime, commissions, and bonuses. Earnings does not include the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, awards and prizes, income received in connection with equity compensation, contributions by the Company or an Affiliate to a qualified retirement plan or to a nonqualified deferred compensation plan, and similar items of compensation.

     (c) At any time during an Offer, a participant may terminate his or her payroll deductions and withdraw from the Offer by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offer except as provided by the Board or Committee in the Offer. Upon such withdrawal from the Offer by a participant, the Company shall terminate the participant's payroll deductions for that Offer and all future Offers until the participant again elects to participate in the Plan as described below. Upon such withdrawal from an Offer by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant) under the Offer without interest, and such participant's participation in the Offer shall be automatically terminated. A participant who withdraws from an Offer shall not be eligible to participate in the next Offer, but shall be eligible to participate in future Offers. By way of example, a participant who withdraws from an Offer than commences April 1, 2008 shall not be eligible to participate in the Offer that commences July 1, 2008, but shall be eligible to participate in Offers commencing on or after October 1, 2008 and thereafter until the participant again withdraws from an Offer. A participant who wishes to participate in future Offers shall be required to deliver a new participation agreement. The new participation agreement shall be delivered to the Company no later than five (5) days prior to the Offer Date of the Offer for which the new election is to take effect. A participant may increase or decrease the percentage deducted from the participant's Earnings by delivering a new participation agreement to the Company no later than five (5) days prior to the Offer Date of the Offer for which the new election is to take effect.

     (d) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 16 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8.   TERMINATION OF EMPLOYMENT.

     Rights granted pursuant to any Offer under the Plan shall terminate immediately upon cessation of any participating employee's employment with the Company and any designated Affiliate, for any reason, during the term of an Offer. No deduction shall be taken from the participant's final paycheck. The Company shall distribute to such terminated participant all of his or her accumulated payroll deductions under the Offer, without interest.

9.   LEAVES OF ABSENCE AND PERIODS OF INACTIVE EMPLOYMENT.

     A participant may elect to continue to make payroll deductions under the Plan for the first ninety (90) days of any period of inactive employment or leave of absence if the participant continues to receive Earnings from the Company as defined in paragraph 7(b) hereof. If a participant does not receive Earnings from the Company during a period of inactive employment or leave of absence, the participant's payroll deductions shall immediately cease; however, such deductions shall resume automatically if the participant returns to active employment from inactive status within ninety (90) days. If a participant elects to discontinue payroll deductions, such participant shall be treated as having terminated employment and withdrawn from the Plan and the amount accumulated in the participant's account shall be refunded without interest on the first business day following the Purchase Date for the Offer in which the period of inactive employment or leave of absence commenced. In all events, a participant shall be treated as having terminated employment and terminated participation in the Plan on the ninety-first (91st) day of any period of inactive employment or leave of absence. In such case, the Company shall distribute to such Employee all of his or her accumulated payroll deductions accumulated during the Offer in which he or she is treated as having terminated employment, without interest.

10.  EXERCISE.

     (a) On the Purchase Date for the Offer, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offer, at the purchase price specified in the Offer. If the aggregate number of shares to be purchased on the Purchase Date for an Offer would exceed the number of shares then remaining for purchase under the Plan, the Board or the Committee shall make a pro rata allocation of such remaining shares. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of Common Stock on the Purchase Date for the Offer shall be held in each such participant's account for the purchase of shares under the next Offer under the Plan, unless such participant makes a timely election not to participate in such next Offer, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant on the next business day following the Purchase Date, without interest.

     (b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date with respect to any Offer hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offer shall be exercised on such Purchase Date and all payroll deductions accumulated during the Offer shall be distributed to the participants, without interest on the first business day after the Purchase Date.

     (c) Participants shall have no right to sell, encumber, or otherwise transfer Common Stock purchased under the Plan at any time when such transactions are prohibited by applicable federal or state law or by the Company's policies governing the trading of Common Stock.

11.  COVENANTS OF THE COMPANY.

     (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of Common stock required to satisfy such rights.

     (b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such rights unless and until such authority is obtained.

12.  USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of Common Stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

13.  RIGHTS AS A SHAREHOLDER.

     A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant's shareholdings acquired upon exercise of rights hereunder are recorded in the books of the Company.

14.  ADJUSTMENTS UPON CHANGES IN STOCK.

     (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights shall be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

     (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing Offer terminated.

15.  AMENDMENT OF THE PLAN.

     (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 14 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

          (i) Increase the number of shares reserved for rights under the Plan;

          (ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires shareholder approval in order for the Plan to receive employee stock purchase plan treatment under
     Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3")); or

          (iii) Modify the Plan in any other way if such modification requires shareholder approval in order for the Plan to receive employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

     (b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations.

16.  DESIGNATION OF BENEFICIARY.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death during an Offering.

     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

17.  TERMINATION OR SUSPENSION OF THE PLAN.

     (a) The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation.

     (c) Upon termination of the Plan, all payroll deductions shall cease and all amounts credited to Participants' accounts shall be applied to the purchase of full shares of Common Stock then available under the Plan. Any amounts remaining in participant accounts shall be refunded.

18.  NO EMPLOYMENT RIGHTS.

     The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or Affiliate, and it shall not be deemed to interfere in any way with the Company's or any Affiliate's right to terminate, or otherwise modify, an Employee's employment at any time with or without cause.

19.  EXPENSES.

     Expenses of administering the Plan, including any expenses incurred in connection with the purchase by the Company of shares of Common Stock for sale to participants, shall be paid by the Company and Participating Affiliates. Each participant shall be responsible for all expenses associated with certificating and selling shares purchased by the participant under the Plan.

20.  GOVERNING LAW.

     All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

21.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective on July 1, 2007.


                              SIMTEK CORPORATION

                              By:
                                 -----------------------------------------------
                              Name:
                              Title:
                              Date:

APPENDIX B













                               SIMTEK CORPORATION


                           2007 EQUITY INCENTIVE PLAN









                          Effective Date: June 15, 2007

                Approved by the Board of Directors on May 6, 2007


































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                                Table of Contents
                                -----------------

Article I INTRODUCTION........................................................3
1.1     Establishment.........................................................3
1.2     Purposes..............................................................3
Article II DEFINITIONS........................................................3
2.1     Definitions...........................................................3
2.2     Gender and Number.....................................................6
Article III PLAN ADMINISTRATION...............................................6
3.1     General...............................................................6
3.2     Delegation by Committee...............................................6
3.3     Contractual Limitations...............................................7
Article IV STOCK SUBJECT TO THE PLAN..........................................7
4.1     Number of Shares......................................................7
4.2     Limit on Options......................................................7
4.3     Other Shares of Stock.................................................7
4.4     Adjustments for Stock Split, Stock Dividend, Etc......................7
4.5     Other Distributions and Changes in the Stock..........................7
4.6     General Adjustment Rules..............................................8
4.7     Determination by the Committee, Etc...................................8
Article V CORPORATE REORGANIZATION; CHANGE IN CONTROL.........................8
5.1     General Provisions....................................................8
5.2     Company Actions.......................................................8
Article VI PARTICIPATION......................................................8
Article VII OPTIONS...........................................................9
7.1     Grant of Options......................................................9
7.2     Stock Option Agreements...............................................9
7.3     Restrictions on Incentive Options....................................11
7.4     Transferability......................................................11
7.5     Stockholder Privileges...............................................11
Article VIII RESTRICTED STOCK AWARDS.........................................12
8.1     Grant of Restricted Stock Awards.....................................12
8.2     Restrictions.........................................................12
8.3     Privileges of a Stockholder, Transferability.........................12
8.4     Enforcement of Restrictions..........................................12
Article IX OTHER GRANTS......................................................12
Article X RIGHTS OF PARTICIPANTS.............................................12
10.1    Service..............................................................12
10.2    Nontransferability of Awards.........................................13
10.3    No Plan Funding......................................................13
Article XI GENERAL RESTRICTIONS..............................................13
11.1    Investment Representations...........................................13
11.2    Compliance with Securities Laws......................................13
11.3    Changes in Accounting Rules..........................................13
Article XII PLAN AMENDMENT, MODIFICATION AND TERMINATION.....................14
Article XIII WITHHOLDING.....................................................14
13.1    Withholding Requirement..............................................14
13.2    Withholding With Stock...............................................14
Article XIV REQUIREMENTS OF LAW..............................................14
14.1    Requirements of Law..................................................14
14.2    Federal Securities Law Requirements..................................14
14.3    Governing Law........................................................15
Article XV DURATION OF THE PLAN..............................................15

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                               SIMTEK CORPORATION

                           2007 EQUITY INCENTIVE PLAN

                                   ARTICLE 1.
                                  INTRODUCTION

     1.1 Establishment. Simtek Corporation adopts this 2007 Equity Incentive Plan (the "Plan") effective as of the Effective Date. The Plan is established for certain key employees of the Company, certain consultants and advisors to the Company, and certain non-employee directors of the Company. The Plan permits the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock awards, and other stock grants to certain key employees of the Company, to certain consultants to the Company, and certain non-employee directors of the Company.

     1.2 Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's stockholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, consultants, advisors and non-employee directors.

                                   ARTICLE 2.
                                   DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

     (a) "Affiliated Corporation" means any corporation or other entity that is affiliated with Simtek Corporation through stock ownership or otherwise and is designated as an "Affiliated Corporation" by the Board; provided, however, that for purposes of Incentive Options granted pursuant to the Plan, an "Affiliated Corporation" means any parent or subsidiary of Simtek Corporation as defined in
Section 424 of the Code.

     (b) "Award" means an Option, a Restricted Stock Award, grants of Stock pursuant to ARTICLE 9, or other issuances of Stock hereunder.

     (c) "Award Agreement" shall mean an Option Agreement, Restricted Stock Agreement or a written agreement evidencing any other Award under this Plan.

     (d) "Board" means the Board of Directors of Simtek Corporation.

     (e) "Change in Control" shall mean the following:

         (i) Merger; Reorganization. Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding (A) any consolidation or merger effected exclusively to change the domicile of the Company and (B) any transaction or series of transactions principally for bona fide equity financing purposes (including, but not limited to, the sale of securities pursuant to an effective registration statement filed with the Securities and Exchange Commission) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or

         (ii) Other Transactions. A sale, lease or other disposition of all or substantially all of the assets of the Company; or


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         (iii) Change in Board Membership. If during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

     (f) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     (g) "Committee" means the Compensation Committee of the Board, the composition and governance of which is established in the Committee's charter as approved from time to time by the Board and subject to other corporate governance documents of Simtek. If applicable, the Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Exchange Act. The full Board may perform any function of the Committee under this Plan subject to applicable requirements of the NASDAQ rules and Code Section 162(m), in which case the term "Committee" shall refer to the Board.

     (h) "Company" means Simtek Corporation and the Affiliated Corporations.

     (i) "Disabled" or "Disability" shall have the meaning given to those terms in Section 22(e)(3) of the Code.

     (j) "Domestic Relations Order" means any judgment, decree, or order (including approval of a property settlement agreement) that is made pursuant to a state domestic relations law and that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant.

     (k) "Effective Date" means the original effective date of the Plan, June 15, 2007.

     (l) "Eligible Consultants" means those consultants and advisors to the Company who are determined by the Committee to be individuals whose services are important to the Company and who are eligible to receive Awards, other than Incentive Options, under the Plan.

     (m) "Eligible Employees" means those employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary or division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business. For purposes of the Plan, an employee is any individual who provides services to the Company or any subsidiary or division thereof as a common law employee. The term "Eligible Employee" shall not include any individual (A) who provides services to the Company or any subsidiary or division thereof under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (B) who has not been classified as a common law employee even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding.

     (n) "Eligible Non-Employee Director" shall mean any person serving on the Board who is not on the date of an Award and has not been an employee of the Company at anytime during the twelve (12) month period immediately preceding the date of the Award.

     (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

     (p) "Fair Market Value" means, as of a given date, (i) the closing price of a Share on the principal stock exchange on which the Stock is then trading, if any (or as reported on any composite index that includes such principal exchange) on such date, or if Shares were not traded on such date, then on the next preceding date on which a trade occurred; or (ii) if the Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the closing price for the Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Stock is not publicly traded on an


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exchange and not quoted on NASDAQ or a successor quotation system, the Fair
Market Value of a Share shall be determined by the Committee using a reasonable application of a reasonable valuation method that satisfies the requirements of Code section 409A or, in the case of an Incentive Option, Code section 422.

     (q) "Forfeiture Restrictions" shall have the meaning given to that term in
Section 8.2 hereof.

     (r) "Incentive Option" means an Option designated as such and granted in accordance with Section 422 of the Code.

     (s) "Non-Qualified Option" means any Option other than an Incentive Option.

     (t) "Option" means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.

     (u) "Option Agreement" shall have the meaning given to that term in Section
7.2 hereof.

     (v) "Option Holder" means a Participant who has been granted one or more Options under the Plan.

     (w) "Option Period" means the period of time, determined by the Committee, during which an Option may be exercised by the Option Holder.

     (x) "Option Price" shall have the meaning given to that term in Section 7.2(b) hereof.

     (y) "Participant" means an Eligible Employee, Eligible Consultant, or Eligible Non-Employee Director designated by the Committee from time to time during the term of the Plan to receive one or more of the Awards provided under the Plan.

     (z) "Restricted Stock Agreement" shall have the meaning given to that term in Section 8.1 hereof.

     (aa) "Restricted Stock Award" means an award of Stock granted to a Participant pursuant to ARTICLE 8 that is subject to certain restrictions imposed in accordance with the provisions of such Section.


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     (bb) "Section 16" shall have the meaning given to that term in Section
13.2(c) hereof.

     (cc) "Securities Act" means the Securities Act of 1933, as it may be amended from time to time.

     (dd) "Service" shall mean the provision of services to the Company by a person in the capacity of an Employee, a non-employee member of the Board, or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

     (ee) "Share" means one whole share of Stock.

     (ff) "Simtek" means Simtek Corporation.

     (gg) "Stock" means the $0.0001 par value common stock of Simtek
Corporation.

     (hh) "Tax Date" shall have the meaning given to that term in Section 13.2 hereof.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                   ARTICLE 3.
                               PLAN ADMINISTRATION

     3.1 General. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors, determine the Awards to be made pursuant to the Plan, or shares of Stock to be issued thereunder and the time at which such Awards are to be made, fix the Option Price, period and manner in which an Option becomes exercisable, establish the duration and nature of Restricted Stock Award restrictions, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein; provided, however, that Eligible Consultants and Eligible Non-Employee Directors shall not be eligible to receive Incentive Options. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

     3.2 Delegation by Committee. The Committee may, from time to time, delegate, to specified officers of the Company, the power and authority to grant Awards under the Plan to specified groups of Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors, subject to such restrictions and conditions as the Committee, in its sole discretion, may impose. The delegation shall be as broad or as narrow as the Committee shall determine. To the extent that the Committee has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee's exercise of authority in determining such terms and conditions shall be construed to include the officer or officers to whom the Committee has delegated the power and authority to make such determination. However, any delegation (a) shall not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (b) will not cause Awards intended to qualify as "performance-based" compensation under Code Section 162(m) to fail to so qualify, (c) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in


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accordance with Instruction 5.a.ii thereunder) under the Exchange Act and (d) is permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

     3.3 Contractual Limitations. The Committee shall in exercising its discretion under the Plan comply with all contractual obligations of the Company in effect from time to time, whether contained in the Company's Certificate of Incorporation, bylaws, or other binding contract.

                                   ARTICLE 4.
                            STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. The maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards is 2,800,000 Shares. Upon exercise of an option, the Shares issued upon exercise of such option shall no longer be considered to be subject to an outstanding Award or option for purposes of the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, no Award granted hereunder shall become void or otherwise be adversely affected solely because of a change in the number of Shares of the Company that are issued and outstanding from time to time, provided that changes to the issued and outstanding Shares may result in adjustments to outstanding Awards in accordance with the provisions of this ARTICLE 4. The maximum number of Shares that may be issued under Incentive Options is 2,800,000 Shares. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Company. The maximum numbers may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Limit on Options. The maximum number of Shares with respect to which a Participant may receive Options under the Plan during any calendar year is 500,000 Shares. The maximum number may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. Stockholder approval shall not be required for increases solely pursuant to Section 4.4 below.

     4.3 Other Shares of Stock. Shares that are subject to an Option that expires or for any reason is terminated unexercised, any Shares that are subject to an Award (other than an Option) and that are forfeited, and any Shares withheld for the payment of taxes or received by the Company as payment of the exercise price of an Option shall automatically become available for use under the Plan.

     4.4 Adjustments for Stock Split, Stock Dividend, Etc.. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, exercise price, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan, (ii) the Shares then included in each outstanding Award granted hereunder, (iii) the maximum number of Shares available for grant to any one person pursuant to Section 4.2, (iv) the maximum number of Shares available for grant pursuant to Incentive Options, and (v) the number of Shares subject to a delegation of authority under Section 3.2 of this Plan.

     4.5 Other Distributions and Changes in the Stock. If:

     (a) The Company shall at any time distribute with respect to the Stock assets or securities of persons other than the Company (excluding (i) cash or (ii) distributions referred to in Section 4.4), or

     (b) The Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company, or

     (c) There shall be any other change (except as described in Section 4.4) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged,


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and if the Committee shall in its discretion determine that the event described in subsection (a), (b) or (c) above equitably requires an adjustment in the number or kind of Shares subject to an Option or other Award, an adjustment in the Option Price, or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Option or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option or Award that involves the particular type of stock for which a change was effected. All adjustments to Options under this Section 4.5 shall be made in conformity with Code Sections 409A and 424 and the regulations and other guidance promulgated under such Code sections. Notwithstanding the foregoing provisions of this Section 4.5, pursuant to Section 8.3 below, a Participant holding Stock received as a Restricted Stock Award shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Stock after such Restricted Stock Award was granted.

     4.6 General Adjustment Rules. No adjustment or substitution provided for in this ARTICLE 4 shall require the Company to sell a fractional Share under any Option, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Option and other Award shall be limited by deleting any fractional Share. In the case of any substitution or adjustment with regards to an Option, the aggregate Option Price for the total number of Shares then subject to an Option shall remain unchanged but the Option Price per Share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Option may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment.

     4.7 Determination by the Committee, Etc. Adjustments under this ARTICLE 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                                   ARTICLE 5.
                   CORPORATE REORGANIZATION; CHANGE IN CONTROL

     5.1 General Provisions. Unless explicitly provided otherwise in an Award
Agreement:

     (a) The Shares subject to each Option outstanding under the Plan at the time of a Change in Control shall automatically vest in full so that each such Option shall, immediately prior to the Change in Control, become exercisable for all of the Shares at the time subject to that Option and may be exercised for any or all of those Shares as fully-vested Shares of Stock.

     (b) All outstanding Forfeiture Restrictions with respect to Restricted Stock Awards shall also automatically terminate, and the Shares of Stock subject to those terminated Forfeiture Restrictions shall immediately vest in full, immediately prior to the Change in Control.

     (c) Immediately following the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding.

     5.2 Company Actions. The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                    ARTICLE 6.
                                  PARTICIPATION

     Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Eligible Consultants shall be selected from those non-employee consultants to the Company who are performing services important to the operation and growth of the Company. All Eligible Non-Employee Directors selected by the Board may participate in the Plan. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the


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Committee shall determine and which is consistent with the provisions of the
Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

                                   ARTICLE 7.
                                    OPTIONS

     7.1 Grant of Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option; provided, however, that only Non-Qualified Options may be granted to Eligible Consultants and Eligible Non-Employee Directors. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

     7.2 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement (an "Option Agreement"). An Option Agreement shall be issued by the Company in the name of the Participant to whom the Option is granted (the "Option Holder") and in such form as may be approved by the Committee. The Option Agreement shall incorporate and conform to the conditions set forth in this Section 7.2 as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.

     (a) Number of Shares. Each Option Agreement shall state that it covers a specified number of Shares, as determined by the Committee.

     (b) Price. The price at which each Share covered by an Option may be purchased (the "Option Price") shall be determined in each case by the Committee and set forth in the Option Agreement, but in no event shall the price be less than 100 percent of the Fair Market Value of one Share of Stock on the date the Option is granted.

     (c) Duration of Options; Vesting. Each Option Agreement shall state the Option Period applicable to the Option, which must end, in all cases, not more than ten years from the date the Option is granted. Each Option Holder shall become vested in the Shares underlying the Option in such installments and over such period or periods of time, if any, or upon such events, as are determined by the Committee in its discretion and set forth in the Option Agreement.

     (d) Termination of Services, Death, Disability, Etc. The Committee may specify the period, if any, during which an Option may be exercised following termination of the Option Holder's Service. The effect of this subsection 7.2(d) shall be limited to determining the consequences of a termination and nothing in this subsection 7.2(d) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any individual's Service. If the Committee does not otherwise specify, the following shall apply:

         (i) If the Option Holder becomes Disabled, the Option may be exercised by the Option Holder within one year following the Option Holder's termination of Service on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Option Holder's termination of Service because of Disability.

         (ii) If the Option Holder dies during the Option Period while still in Service of the Company or within the one-year period referred to in (i) above


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or the three-month period referred to in (iii) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within one year following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Option Holder's death.

         (iii) If the Service of the Option Holder is terminated by either the Company or the Option Holder within the Option Period for any reason other than Disability or death, the Option may be exercised by the Option Holder within three (3) months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of termination of Service.

     (e) No Employment Right. Nothing in this paragraph shall limit or impair the Company's right to terminate the employment of any employee or to terminate the consulting services of any consultant.

     (f) Exercise, Payments, Etc.

         (i) Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Company of written notice specifying the number of Shares with respect to which such Option is exercised. The purchase of such Shares shall take place at the principal offices of the Company within thirty (30) days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full by any of the methods set forth below or a combination thereof. The Option shall be exercised when the Option Price for the number of Shares as to which the Option is exercised is paid to the Company in full. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Option Holder upon payment therefor. If Options on less than all Shares evidenced by an Option Agreement are exercised, the Company shall deliver a new Option Agreement evidencing the Option on the remaining Shares upon delivery of the Option Agreement for the Option being exercised.

         (ii) The exercise price shall be paid by any of the following methods, or any combination of the following methods, at the election of the Option Holder, or by any other method approved by the Committee:

              (1) in cash or by wire transfer of immediately available funds;

              (2) by certified check, cashier's check, or other check acceptable to the Company, payable to the order of the Company;

              (3) if expressly permitted by a resolution of the Committee applicable to the Option at the time of exercise (whether such resolution is applicable solely to the Option being exercised or is generally applicable to some or all Options outstanding under the Plan), by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that no Option may be exercised by delivery to the Company of certificates representing Shares, unless such Shares have been held by the Option Holder for more than six (6) months (or such other period of time as the Committee determines is necessary to avoid adverse financial accounting treatment to the Company); for purposes of this Plan, the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date; the exercise date shall be the day of delivery of the certificates for the Shares used as payment of the Option Price; or

              (4) by delivery to the Company of irrevocable instructions directing the Company to withhold from the purchased Shares a number of Shares having a Fair Market Value as of the exercise date equal to the aggregate Option Price of the purchased Shares.

     (g) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

     (h) Withholding.

         (i) Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of Shares of Stock or by withholding Shares to be issued under the Option, as provided in ARTICLE 13.

         (ii) Incentive Options. If an Option Holder makes a disposition (as defined in Section 424(c) of the Code) of any Shares acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company's principal place of business of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

     7.3  Restrictions on Incentive Options.

     (a) $100,000 Per Year Limitation. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option and Incentive Options shall be taken into account in the order granted. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the above limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Incentive Option shall thereafter be exercisable as a Non-Qualified Option.

     (b) Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding stock of the Company shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

     7.4  Transferability.

     (a) General Rule: No Lifetime Transfers. An Option shall not be transferable by the Option Holder except (i) by will or pursuant to the laws of descent and distribution or (ii) to the Option Holder's former spouse, to the extent such assignment is pursuant to a Domestic Relations Order (provided that if the Option being assigned pursuant to a Domestic Relations Order is an Incentive Option, such Incentive Option shall cease being an Incentive Option, and shall automatically convert to a Non-Qualified Option, upon such assignment). Except as otherwise provided by the terms of a Domestic Relations Order, an Option shall be exercisable during the Option Holder's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Option Holder's guardian or legal representative shall have all of the rights of the Option Holder under this Plan.

     (b) No Assignment. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy, except as set forth above. In the event the Option is assigned or transferred in any manner contrary to terms of this Plan, then all Options transferred or assigned shall immediately terminate.

     7.5 Stockholder Privileges. No Option Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Shares, except as provided in ARTICLE 4.

                                   ARTICLE 8.
                             RESTRICTED STOCK AWARDS

     8.1 Grant of Restricted Stock Awards. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Restricted Stock Awards consisting of Shares of Stock. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee. Each Restricted Stock Award granted under the Plan shall be evidenced by a written restricted stock agreement (a "Restricted Stock Agreement"). The Restricted Stock Agreement shall incorporate and conform to the conditions set forth in this ARTICLE 8 as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.

     8.2 Restrictions. A Participant's right to retain a Restricted Stock Award granted to him or her under Section 8.1 shall be subject to such restrictions, including, but not limited to, his or her continuous Service for the Company for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award (the restrictions established by the Committee under this Section shall be known as the "Forfeiture Restrictions"). The Committee may in its sole discretion provide for different Forfeiture Restrictions with respect to different Participants, to different Restricted Stock Awards, or to separate, designated portions of the Shares constituting a Restricted Stock Award. In the event of the death or Disability of a Participant (except as otherwise provided in the Restricted Stock Agreement), or the retirement of a Participant in accordance with the Company's established retirement policy, all Forfeiture Restrictions then held by him or her shall lapse with respect to a pro rata part of each such Award based on the ratio between the number of full months of Service completed at the time of termination of Service from the grant of each Award to the total number of months of Service required for such Award to be fully nonforfeitable, and such portion of each such Award shall become fully nonforfeitable. The remaining portion of each such Award shall be forfeited and shall be immediately returned to the Company. If a Participant's Service terminates for any other reason, any Shares as to which the Forfeiture Restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company.

     8.3 Privileges of a Stockholder, Transferability. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock (in accordance with its terms) received by him as a Restricted Stock Award under this ARTICLE 8; provided, however, that the Participant's right to sell, encumber, or otherwise transfer such Stock shall be subject to the limitations of Sections 10.2 and 13.2 and ARTICLE 11.

     8.4 Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions provided by Sections 8.2 and 8.3 and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 8.2 and 8.3:

     (a) Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

     (b) Requiring that the Stock certificates, duly endorsed, be held in the custody of a third-party while the restrictions remain in effect.

                                   ARTICLE 9.
                                  OTHER GRANTS

     From time to time during the duration of this Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire Shares, whether by purchase, outright grant, or otherwise. Any arrangement shall be subject to the general provisions of this Plan and all Shares issued pursuant to such arrangements shall be issued under this Plan.

                                  ARTICLE 10.
                             RIGHTS OF PARTICIPANTS

     10.1 Service. Nothing contained in the Plan or in any Option, or other Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at that time.

     10.2 Nontransferability of Awards. Except as provided otherwise at the time of grant or thereafter, or except as otherwise provided in a Domestic Relations Order, no right or interest of any Participant in a Restricted Stock Award (prior to the completion of the restriction period applicable thereto), or other Award (excluding Options) granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options, Restricted Stock Awards, and other Awards, shall, to the extent provided in ARTICLE 7, ARTICLE 8, and ARTICLE 9 be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. However, a Participant's rights and interests in Options, Restricted Stock Awards, and other Awards shall be transferable to an Option Holder's former spouse, to the extent such assignment is pursuant to a Domestic Relations Order (provided that if the Option being assigned pursuant to a Domestic Relations Order is an Incentive Option, such Incentive Option shall cease being an Incentive Option, and shall automatically convert to a Non-Qualified Option, upon such assignment). If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

     10.3 No Plan Funding. Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.

                                  ARTICLE 11.
                             GENERAL RESTRICTIONS

     11.1 Investment Representations. The Company may require any person to whom an Option, Restricted Stock Award, or other Award, is granted, as a condition of exercising such Option, receiving such Restricted Stock Award, or such other Award to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

     11.2 Compliance with Securities Laws. Each Option, Restricted Stock Award grant, or other Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option, Restricted Stock Award, or other Award grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option, Restricted Stock Award or other Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     11.3 Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options, Restricted Stock Awards, or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, outstanding Restricted Stock Awards, and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

                                  ARTICLE 12.
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders, if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

     No amendment, modification or termination of the Plan shall in any manner adversely affect any Options, Restricted Stock Awards, or other Award theretofore granted under the Plan, without the consent of the Participant holding such Options, Restricted Stock Awards, or other Awards.

                                  ARTICLE 13.
                                  WITHHOLDING

     13.1 Withholding Requirement. The Company's obligations to deliver shares of Stock upon the exercise of any Option, the vesting of any Restricted Stock Award, or the grant of Stock shall be subject to the Participant's satisfaction of all applicable federal, state, local and foreign income and other tax withholding requirements.

     13.2 Withholding With Stock. At the time the Committee grants an Option, Restricted Stock Award, other Award, or Stock or at any time thereafter, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing (a) to have the Company withhold from shares otherwise issuable to the Participant, shares of Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant; provided however, that the amount of Stock so withheld shall not exceed the minimum amount required to be withheld under the method of withholding that results in the smallest amount of withholding, or (b) to transfer to the Company a number of shares of Stock that were acquired by the Participant more than six months prior to the transfer to the Company (or such other period of time as the Committee determines is necessary to avoid adverse financial accounting treatment) and that have a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of shares of Stock to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:

     (a) All elections must be made prior to the Tax Date.

     (b) All elections shall be irrevocable.

     (c) If the Participant is an officer or director of the Company within the meaning of, and subject to, Section 16 of the Exchange Act ("Section 16"), the Participant must satisfy the requirements of such Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

                                  ARTICLE 14.
                             REQUIREMENTS OF LAW

     14.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     14.2 Federal Securities Law Requirements. If a Participant is an officer or director of the Company within the meaning of, and subject to, Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the Exchange Act, to qualify the Award for any exception from the provisions of Section 16(b) of the Exchange Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.

     14.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                  ARTICLE 15.
                              DURATION OF THE PLAN

     Unless sooner terminated by the Board, the Plan shall terminate at the close of business on the day immediately preceding the tenth anniversary of the Effective Date and no Option, Restricted Stock Award, other Award or Stock shall be granted, or offer to purchase Stock made, after such termination. Options, Restricted Stock Awards, and other Awards outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions, or paid, in accordance with their terms.

Dated as of the Effective Date:


                                      SIMTEK CORPORATION, a Delaware corporation

                                      By: /s/ Harold Blomquist
                                         ---------------------------------------
                                         Harold Blomquist, President

                               Simtek Corporation
                                   Proxy Card

           This Proxy is solicited on behalf of the Board of Directors of Simtek Corporation for the Annual Meeting of Shareholders
                          to be held on June 14, 2007.

     The undersigned hereby appoints, Harold A. Blomquist, Chief Executive Officer, and Brian Alleman, Chief Financial Officer, and each of them individually, the proxies of the undersigned, with full power of substitution, to vote, at the Annual Meeting of Shareholders of Simtek Corporation (the "Company") to be held June 14, 2007 and all adjournments thereof, all shares of Common Stock of the Company held of record by the undersigned as of April 25, 2007.

                    The Board of Directors recommends a vote
        "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4.

1. To elect six directors, each to serve until the 2008 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

NOMINEES:  Harold A. Blomquist         Robert H. Keeley      Robert C. Pearson
           Ronald Sartore              Alfred J. Stein       John Hillyard

           [ ] FOR ALL NOMINEES        [ ] WITHHOLD FROM ALL NOMINEES

                                 [ ] FOR ALL EXCEPT:

               ----------------------------------------------------------
                                 List of Nominees

2.   To adopt the Simtek Corporation Employee Stock Purchase Plan.

     [ ]   FOR                   [ ]   AGAINST              [ ]   ABSTAIN

3.   To adopt the Simtek Corporation 2007 Equity Incentive Plan.

     [ ]   FOR                   [ ]   AGAINST              [ ]   ABSTAIN

4. To ratify the selection of Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2007.

     [ ]   FOR                   [ ]   AGAINST              [ ]   ABSTAIN

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees set forth in Proposal 1 and FOR Proposals 2, 3 and 4. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the meeting.

Note: Please sign exactly as name
appears hereon. If a joint
account, each joint owner must
sign. If signing for a corporation
or partnership or as an agent,
attorney or fiduciary, indicate
the capacity in which you are     ------------   ---------------------   -----------------------
signing.                              Date       Shareholder sign here   Co-owner sign here

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

                       ----------------------------------

(Mark One)

[X] Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter ended March 31, 2007
                                       OR
[ ] Transition report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934


                         Commission file number 0-19027



                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

                -------------------------------------------------

         Delaware                                      84-1057605
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                        4250 Buckingham Drive, Suite 100,
                        Colorado Springs, Colorado 80907
               (Address of principal executive offices) (Zip Code)

                                 (719) 531-9444

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days. Yes  X   No
                                                              ---     ---

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]  Accelerated Filer [ ]     Non-accelerated Filer [X]

The total number of shares of Common Stock issued and outstanding as of May 14, 2007, was 16,501,906.

                               SIMTEK CORPORATION

                                      INDEX

                      For the Quarter Ended March 31, 2007

PART 1. FINANCIAL INFORMATION

   ITEM 1                                                                   Page
                                                                            ----
        Condensed Consolidated Balance Sheets as of March 31, 2007
        and December 31, 2006                                                  3

        Condensed Consolidated Statements of Operations for the
        three months ended March 31, 2007 and 2006                             4

        Condensed Consolidated Statements of Cash Flows for the
        three months ended March 31, 2007 and 2006                             5

        Notes to Condensed Consolidated Financial Statements                6-12

   ITEM 2
        Managements Discussion and Analysis of Financial Condition
        and Results of Operations                                             13

   ITEM 3
        Quantitative and Qualitative Disclosures about Market Risk            18

   ITEM 4
        Controls and Procedures                                               19

PART 2. OTHER INFORMATION

   ITEM 1    Legal Proceedings                                                20

   ITEM 2    Unregistered Sales of Equity Securities and Use of
             Proceeds                                                         20

   ITEM 3    Defaults Upon Senior Securities                                  20

   ITEM 4    Submission of Matters to a Vote of Security Holders              20

   ITEM 5    Other Information                                                20

   ITEM 6    Exhibits and Reports on Form 8-K                                 20

SIGNATURES                                                                    21



                                             SIMTEK CORPORATION

                                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands, except par value and share amounts)

                                                   ASSETS
                                                   ------
                                                                              March 31, 2007    December 31, 2006
                                                                              --------------    -----------------
                                                                                (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                                                   $  2,876            $  4,522
     Restricted investments                                                         1,775               1,775
     Accounts receivable - trade, net                                               4,979               5,537
     Inventory, net                                                                 8,121               6,596
     Prepaid expenses and other current assets                                        442                 312
                                                                                 --------            --------
         Total current assets                                                      18,193              18,742
EQUIPMENT AND FURNITURE, net                                                        1,394               1,239
DEFERRED FINANCING COSTS AND DEBT ISSUANCE COSTS                                       41                  54
GOODWILL                                                                              992                 992
NON-COMPETITION AGREEMENT, NET                                                      6,680               7,126
OTHER ASSETS                                                                          114                  89
                                                                                 --------            --------
     TOTAL ASSETS                                                                $ 27,414            $ 28,242
                                                                                 ========            ========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
                                   ------------------------------------

CURRENT LIABILITIES:
     Accounts payable                                                            $  3,949            $  3,771
     Accrued expenses                                                                 934                 939
     Accrued vacation payable                                                         263                 229
     Accrued wages                                                                     45                 814
     Line of credit                                                                   371                 681
     Debentures, current                                                              480                 480
                                                                                 --------            --------
         Total current liabilities                                                  6,042               6,914
DEBENTURES, NET OF CURRENT                                                          2,220               2,220
                                                                                 --------            --------
     Total liabilities                                                              8,262               9,134
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Preferred stock, $0.0001 par value; 200,000 shares authorized,
         none issued                                                                   --                  --
     Common stock, $.0001 par value; 30,000,000 shares authorized,
         16,227,929 and 16,226,929 shares issued and outstanding
         at March 31, 2007 and 16,146,679 and 16,145,679 shares issued
         outstanding at December 31, 2006                                               2                   2
     Additional paid-in capital                                                    67,677              67,173
     Treasury stock, at cost; 1,000 shares                                             (1)                 (1)
     Accumulated deficit                                                          (48,688)            (48,198)
     Accumulated other comprehensive income:
         Cumulative translation adjustment                                            162                 132
                                                                                 --------            --------
         Total shareholders' equity                                                19,152              19,108
                                                                                 --------            --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 27,414            $ 28,242
                                                                                 ========            ========


              See accompanying notes to these consolidated financial statements.



                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (Unaudited)
                      (Amounts in thousands, except share and per share amounts)

                                                                         For the three months ended March 31,
                                                                       ----------------------------------------
                                                                             2007                        2006
                                                                             ----                        ----
REVENUE
     Product sales, net                                                $      7,867                $      4,743
     Royalty revenue                                                             --                       1,035
                                                                       ------------                ------------
                  Total Revenue                                               7,867                       5,778

     Cost of sales                                                            4,435                       3,470
                                                                       ------------                ------------

GROSS PROFIT                                                                  3,432                       2,308

OPERATING EXPENSES:
     Research and development costs                                           1,613                       1,545
     Sales and marketing                                                      1,152                         944
     General and administrative                                               1,109                         699
                                                                       ------------                ------------

                  Total operating expenses                                    3,874                       3,188
                                                                       ------------                ------------

LOSS FROM OPERATIONS                                                           (442)                       (880)

OTHER INCOME (EXPENSE):
     Interest income                                                             49                          40
     Interest expense                                                           (98)                        (60)
     Exchange rate variance                                                      12                          --
     Other expense                                                               --                          (1)
                                                                       ------------                ------------

                  Total other expense                                           (37)                        (21)
                                                                       ------------                ------------

LOSS  BEFORE PROVISION FOR INCOME TAXES                                        (479)                       (901)

     Provision for income taxes                                                 (11)                         --
                                                                       ------------                ------------


NET LOSS                                                               $       (490)               $       (901)
                                                                       ============                ============

NET LOSS PER COMMON SHARE:
         Basic and diluted                                             $       (.03)               $       (.06)
                                                                       ============                ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic and diluted                                                   16,211,671                  14,692,083
                                                                       ============                ============


                   See accompanying notes to these consolidated financial statements.



                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (unaudited)
                                     (Amounts in thousands)

                                                                                Three Months Ended March 31,
                                                                                ----------------------------
                                                                                    2007              2006
                                                                                    ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                                                   $  (490)           $  (901)
         Adjustments to reconcile net loss to net cash used in operating
         Activities:
         Depreciation                                                               159                107
         Amortization                                                                17                  8
         Expense related to stock options                                           279                119
         Amortization of non-competition agreement                                  446                451
         Net change in allowance accounts                                           392                353
         Changes in assets and liabilities:
          (Increase) decrease in:
              Accounts receivable                                                   322             (1,387)
              Inventory                                                          (1,635)              (943)
              Prepaid expenses and other                                           (155)               567
          Increase (decrease) in:
              Accounts payable                                                      170                224
              Accrued expenses                                                   (1,079)              (178)
                                                                                -------            -------
         Net cash used in operating activities                                   (1,574)            (1,580)
                                                                                -------            -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment and furniture, net                                      (311)              (157)
     Patents                                                                        (14)                --
     Purchase of certain assets from ZMD                                             --                (38)
                                                                                -------            -------
     Net cash used in investing activities                                         (325)              (195)
                                                                                -------            -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligation                                            --                (13)
     Funds receiving from December 2005 equity financing, net                        --              1,874
     Warrants issued for license rights                                              --                965
     Proceeds from warrant exercises                                                222                 --
     Exercise of stock options                                                        3                 --
                                                                                -------            -------
     Net cash provided by financing activities                                      225              2,826
                                                                                -------            -------

Effect of exchange rate changes on cash                                              28                 (3)
                                                                                -------            -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                          (1,646)             1,048
CASH AND CASH EQUIVALENTS, beginning of period                                    4,522              1,766
                                                                                -------            -------
CASH AND CASH EQUIVALENTS, end of period                                        $ 2,876            $ 2,814
                                                                                =======            =======
Cash paid for interest                                                          $    86            $    56
                                                                                =======            =======

                See accompanying notes to these consolidated financial statements.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

     The consolidated financial statements include the accounts of Simtek and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The financial statements included herein are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-K filing. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report and Form 10-K, Annual Report and Form 10-K/A for Simtek Corporation ("Simtek" or the "Company") filed on April 2, 2007 and April 30, 2007, respectively for fiscal year 2006.

     In the opinion of management, the unaudited financial statements reflect all adjustments of a normal recurring nature necessary to present a fair statement of the results of operations for the respective interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     Stock-Based Compensation

     The Company has approved a Non-Qualified Stock Option Plan that authorizes 2,060,000 non-qualified stock options that may be granted to directors, employees, and consultants. The plan permits the issuance of non-statutory options and provide for a minimum exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The maximum term of options granted under the plan is 10 years and options granted to employees expire 90 days after the termination of employment. In 2004, the Non-Qualified Stock Option Plan was extended for 10 more years. All options granted prior to March 24, 2006, began vesting after six months after the date of grant, and would become fully vested after three years and expire seven years from date of grant. On March 24, 2006, the Board of Directors changed the vesting schedule of stock options granted after March 24, 2006 to be as follows:

     o If an officer or employee has been employed for 12 months or more, stock options will vest over 48 months at 1/48th per month, and vesting will begin immediately at 1/48th per month for the four year period.

     o If an officer or employee has been employed for less than 12 months, no vesting will occur until the officer or employee has been employed for 12 months at which time the officer or employee will be caught up at 1/48th per month for each month since the option grant and then the options will continue to vest at 1/48th per month for the remaining portion of the four year period.

     o If an officer or employee is a new hire, no vesting will occur until the officer or employee has been employed for 12 months at which time the officer or employee will receive 12/48th of the vesting and then the options will continue to vest at 1/48th per month for the remaining portion of the four year period.

     o All options granted to outside directors of the Company will be 100% vested after six months from the grant date.

     o    All options will expire seven years from date of grant.

     Total share-based compensation recognized in the Company's consolidated statements of operations for the quarters ended March 31, 2007 and 2006 is as follows:

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Income Statement Classifications

                                               2007              2006
                                               ----              ----
                                                   (in thousands)

Research and development                    $      66         $      39
Sales and marketing                                26                16
General and administrative                        187                64
                                            ---------         ---------

Total                                       $     279         $     119
                                            =========         =========

     As of March 31, 2007, there was approximately $2.1 million of unrecognized compensation costs, adjusted for estimated forfeitures, related to non-vested options granted to the Company's employees and directors, which will be recognized through March 31, 2011. Total unrecognized compensation will be adjusted for future changes in estimated forfeitures.

     The fair value for stock options was estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions. Expected volatility was based on the historical volatility of the Company's stock over the past 5 years. The Company based the risk-free interest rate that was used in the option valuation mode on U.S. Treasury notes. The Company does not anticipate paying cash dividends in the foreseeable future and therefore uses an expected dividend yield of 0%.

     The fair value of each option granted in quarterly periods ending March 31, 2007 and 2006 was estimated on the date of grant using the Black-Scholes option-pricing model with the following:


                                              2007             2006
                                              ----             ----

Expected volatility                          79.15%           84.83%
Risk-free interest rate                       4.79%            4.59%
Expected dividends                            -                -
Expected terms (in years)                     5.0              4.0

     The weighted average fair value per share of options granted during the three months ended March 31, 2007 and 2006 was $3.90 and $ 1.73, respectively.

     The following table summarizes stock options outstanding and changes during the quarterly period ended March 31, 2007.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                                                                   Outstanding Options
                                                                -------------------------------------------------------------
                                                                                                   Weighted
                                                                                                    Average
                                                                                                   Remaining        Aggregate
                                                                                    Weighted      Contractual       Intrinsic
                                                                Number of            Average         Term           Value (In
                                                                  Shares         Exercise Price   (in years)        Thousands)
                                                                ---------        --------------   -----------       ----------
Options outstanding at January 1, 2007......................    1,302,593             $ 5.24
  Granted...................................................       90,000               5.83
  Exercised.................................................       (2,000)             (1.70)                         $   9(1)
  Cancelled or forfeited....................................      (13,245)             (9.22)
                                                                ---------             ------
Options outstanding at March 31, 2007.......................    1,377,348             $ 5.25            4.50
                                                                =========             ======        ========          =====
Options exercisable at March 31, 2007.......................      677,663             $ 5.98            4.50          $ 713(2)
                                                                =========             ======        ========          =====

1) Represents the difference between the exercise price and the value of Simtek stock at the time of exercise.

2) Represents the difference between the market value as of March 31, 2007 and the exercise price of the shares. The market value as of March 31, 2007 was $5.69 as reported by the NASDAQ Stock Market.

     Cash received from option exercises for the quarter ended March 31, 2007 was $3,000. The tax benefit will be charged to "paid-in capital" when, and if, the tax deduction is utilized prior to expiration.

Stock options outstanding and currently exercisable at March 31, 2007 are as follows:


                           Outstanding                                                      Exercisable
    --------------------------------------------------------------------------- ------------------------------------
                                        Weighted Average
                         ------------------------------------------------------
                                               Remaining          Weighted
                             Number        Contractual Life       Average            Number         Weighted Average
      Exercise Price       Outstanding         in Months       Exercise Price      Exercisable       Exercise Price
    ------------------- ------------------ ------------------ ----------------- ------------------ ------------------
     $1.60-$3.50             359,430             56             $     2.95            147,854        $     2.66

     $3.60-$6.00             703,273             63             $     4.88            257,789        $     4.67

     $6.20-$9.00             218,911             47             $     6.58            176,286        $     6.57

     $11.25-$15.30            80,734             28             $    12.51             80,734        $    12.51

     $19.00                   15,000             47             $    19.00             15,000        $    19.00
                           ---------                                                  -------

                           1,377,348                                                  677,663
                           =========                                                  =======

     Non-competition Agreement
     -------------------------

     In December 2005, the Company entered into a non-competition agreement with Zentrum Mikroelektronik Dresden AG ("ZMD") as part of the acquisition of ZMD's nvSRAM product line. The Company assigned a value of $8,910,000 to the non-competition agreement in December 2005. The value assigned to the non-competition agreement is being amortized on a straight-line basis over its

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


five-year life. The Company recorded an expense, for the amortization, of approximately $446,000 to sales and marketing for the three months ended March 31, 2007.

     Goodwill
     --------

     Goodwill represents the excess of the total amount paid to ZMD for the nvSRAM assets acquired on December 30, 2005 and the fair value assigned to specific assets. This amount will not be amortized, but will be reviewed for impairment on a periodic basis. As of March 31, 2007 no impairment of value has been recorded.

     Accumulated other comprehensive income (loss)
     ---------------------------------------------

     The functional currency for Simtek GmbH is the local currency, the Euro. Assets and liabilities for this foreign operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are included within shareholders' equity as part of accumulated other comprehensive income (loss). As of March 31, 2007, the Company recorded approximately $162,000 in comprehensive income.

     Incomes Taxes
     -------------

     The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized no adjustments to liabilities or stockholders equity.

     When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. Under FIN 48, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

     The Company files consolidated income tax returns in the U.S. federal jurisdiction and several state jurisdictions. The Company is not aware of any jurisdictions where they would be subject to U.S. federal or state income tax examinations by tax authorities for years before 2003.

     Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



2.   Liquidity

     During the three months ended March 31, 2007 and the twelve months ended December 31, 2006, the Company incurred a net loss of approximately $490,000 and $2,007,000, respectively and has an accumulated deficit of $48,689,000 as of March 31, 2007.

     The Company operates in a volatile industry, whereby its average selling prices and product costs are influenced by competitive factors. Furthermore, the Company continues to incur significant research and development costs for product development. These factors create pressures on sales, costs, earnings and cash flows, which will impact liquidity.

     If the Company is unable to achieve profitable operations in 2007 it may result in increased liquidity pressure on the Company, whereby it might be required to enter into debt or equity arrangements that may not be as otherwise favorable to the Company.

3.   Revenue Recognition

     Revenue Recognition - Product sales revenue is recognized when a valid purchase order has been received with a fixed price and the products are shipped to customers FOB origin (Colorado Springs, Colorado or Dresden, Germany), including distributors. Based on historic business with the majority of the Company's customers and, in the case of new customers, based on credit checks, the Company is reasonably assured that collectibility on our shipments will occur. Customers receive a one-year product warranty and sales to distributors are subject to a limited product exchange program and a price protection in the event of changes in the Company's product prices. The Company provides a reserve for possible product returns, product price protection and warranty costs at the time the sale is recognized. The Company has a detailed procedure to ensure that its estimates for reserves are reasonable and reliable. The reserve for product returns is based on the actual inventory value of the Company's semiconductor products held by its distributors. The Company's distributors are permitted to rotate up to 5% of their stock every six months with the stipulation that they must submit a replacement order of equal dollar value to the stock that they are returning. The reserve for price protection is used when the Company authorizes special pricing to one of its distributors for a specific customer. To date, the estimates have not been materially different from the credits the Company has issued under these reserves.

     Revenue from royalties related to non-refundable prepaid royalty payments is recognized upon receipt. Revenue from royalties related to sales of products by license partners is recognized upon the notification to us of shipment of product from the Company's technology license partners to direct customers.

4.   Inventories

     The Company records inventory using the lower of cost (first-in, first-out) or market. Inventory at March 31, 2007 and December 31, 2006 included:

                                              March 31, 2007   December 31, 2006

     (In thousands)
     Raw Materials                             $       65          $       21
     Work in progress                               5,334               4,603
     Finished Goods                                 3,601               2,737
                                               ----------          ----------
                                                    9,000               7,361
     Less reserves for excess inventory              (879)               (765)
                                               ----------          ----------
                                               $    8,121          $    6,596
                                               ==========          ==========

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


5.   Line of Credit

     On June 2, 2006, the Company secured a $3.6 million revolving line of credit by entering into an Account Purchase Agreement (the "Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). Pursuant to the Agreement, the Company may sell, subject to recourse in the event of nonpayment, up to $3.6 million of eligible accounts receivable to Wells Fargo. Advances of the purchase price for the eligible receivables will be at an agreed upon discount to the face value of the eligible receivable. The amount actually collected on any receivable by Wells Fargo that is beyond the advance will be forwarded to the Company, less certain discounts and fees retained by Wells Fargo (including a minimum fee of $7,500 per month for the term of the Agreement). To secure the Company's obligations under the Agreement, the Company granted Wells Fargo a security interest in certain of the Company's property. The Agreement has a term of two years, but may be terminated at any time by the Company upon 60 days' written notice. As of March 31, 2007, the Company had financed receivables with Wells Fargo for approximately $371,000.

6.   Convertible Debentures

     On July 1, 2002, the Company received funding of $3,000,000 in a financing transaction with Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and US Special Opportunities Trust PLC. RENN Capital Group, Inc. is the agent for the RENN investment funds. One of the Company's directors holds the position of Senior Vice President of RENN Capital Group. The $3,000,000 funding consists of convertible debentures with a 7-year term at a 7.5% per annum interest rate. Each fund equally invested $1,000,000. The holder of the debenture shall have the right, at any time, to convert all, or in multiples of $100,000, any part of the Debenture into fully paid and nonassessable shares of Simtek Corporation common stock. The debentures were originally convertible into Simtek common stock at $3.12 per share, which was in excess of the market price per share on July 1, 2002. The Convertible Debentures allows for an adjustment in the conversion price, if the Company issues Common Stock in connection with an equity financing, where the sale price is less than the conversion price of $3.12. This occurred in December 2005 in connection with the common stock sale of $11,000,000 at a price of $1.60 per share. Pursuant to the terms of the 2002 convertible debentures, the Company agreed with the RENN Capital Group that the conversion price would be reduced to $2.20 per share. Based on the conversion rate of $2.20 per share, each RENN investment fund is entitled to 409,091 shares upon conversion (assuming conversion of $900,000).

     On June 28, 2005, the Company received a waiver from the debenture holders extending until July 1, 2006 the commencement date for principal payments of the $3 million aggregate principal amount, see Note 6 Shareholders' Equity for additional information. On July 24, 2006, each of the debenture holders converted $100,000 of the principal amount into 45,455 shares of the Company's common stock in lieu of the Company making the principal payments it was required to make commencing on July 1, 2006.

     At March 31, 2007, the Company was not in compliance with one of the covenants set forth in the loan agreement. This covenant relates to the interest coverage ratio. On May 4, 2007, the Company received a waiver from complying with this covenant through April 1, 2008. However, significant variances in future actual operations from the Company's current estimates could result in the reclassification of this note to current liabilities.

7.   Non-Refundable Prepaid Royalties

     On March 24, 2006, the Company entered into a License and Development Agreement with Cypress pursuant to which, among other things, Cypress agreed to

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


license certain intellectual property from the Company to develop and manufacture standard, custom and embedded nvSRAM products and Cypress agreed to pay to the Company $4,000,000 in non-refundable pre-paid royalties of which $2 million was paid upon signing of the agreement, $1 million was paid on June 30, 2006 and $1 million was paid on December 18, 2006. In addition, the Company licensed rights to use certain intellectual property from Cypress for use in its products. As part of the License and Development Agreement, the Company agreed to issue Cypress warrants to purchase 2 million shares of the Company's common stock for $7.50 per share. The warrants have a ten year life. The warrants were issued upon receipt of each of the prepaid royalty amounts. The value of the warrants issued of $1,930,000 was determined using the Black Scholes option-pricing model and has been recorded as an increase in additional paid in capital. The net balance of the non-refundable prepaid royalties of $2,070,000 were recognized as revenue at the time the payments were received.

8.   Geographic Concentration

     Sales of the Company's semiconductor products by location for the three months ended March 31, 2007 and 2006 were as follows:

                                                      Three Months Ended
                                                           March 31,
                                                    ----------------------
                                                    2007              2006
                                                    ----              ----

     United States                                   18%               19%
     Europe                                          36%               28%
     Far East                                        35%               44%
     All Others                                      11%                9%
                                                  ------           -------
                                                    100%              100%
                                                  ======           =======

9.   Accumulated Other Comprehensive Income (Loss)

     Accumulated other comprehensive income (loss) net of tax is as follows:

                                             Foreign Currency
                                           Translation Adjustment

     Balance at January 1, 2007                  $    132
     Current period change                             30
                                                 --------
     Balance March 31, 2007                      $    162

                               SIMTEK CORPORATION


ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis in this quarterly report on Form 10-Q is intended to provide greater details of the results of operations and financial condition of our Company. The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto and other financial data included elsewhere herein. Certain statements under this caption constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reader should not place undue reliance on these forward looking statements for many reasons including those risks discussed in this document. In addition, when used in this quarterly report, the words "believes," "anticipates," "expects," "plans," "intends" and similar expressions are intended to identify forward-looking statements. Forward-looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements, as a result, among other things, of changes in technology, customer requirements and needs. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Our accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements included in our 2006 Form 10-K filed with the Securities and Exchange Commission on April 2, 2007. The estimates used by us are based upon our historical experiences combined with our understanding of current facts and circumstances. Certain of our accounting polices are considered critical as they are both important to the portrayal of our financial condition and the results of our operations and require significant or complex judgments on our part. We believe that the following represent the critical accounting policies of Simtek as described in Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, which was issued by the Securities and Exchange Commission: inventories; deferred income taxes; allowance for doubtful accounts; and, allowance for sales returns.

     The valuation of inventories involves complex judgments on our part. Excess finished goods inventories are a natural component of market demand for semiconductor devices. We continually evaluate and balance the levels of inventories based on sales projections, current orders scheduled for future delivery and historical product demand. While certain finished goods items will sell out, quantities of other finished goods items will remain. These finished goods are reserved as excess inventory. We believe we have adequate controls with respect to the amount of finished goods inventories that are anticipated to become excess. While we believe this process produces a fair valuation of inventories, changes in general economic conditions of the semiconductor industry could materially affect valuation of our inventories.

     The allowance for doubtful accounts reflects a reserve that reduces customer accounts receivable to the net amount estimated to be collectible. Estimating the credit worthiness of customers and the recoverability of customer accounts requires management to exercise considerable judgment. In estimating uncollectible amounts, we consider factors such as industry specific economic conditions, historical customer performance and anticipated customer performance. While we believe our processes to be adequate to effectively quantify our exposure to doubtful accounts, changes in industry or specific customer conditions may require us to adjust our allowance for doubtful accounts.

                               SIMTEK CORPORATION


     We record an allowance for sales returns as a net adjustment to revenue and customer accounts receivable. The allowance for sales returns consists of two separate segments, distributor stock rotation and distributor price reductions. When we record the allowance, the net method reduces customer accounts receivables and gross sales. Generally, we calculate the stock rotation portion of the allowance based upon actual reported distributor inventory levels. The agreements we have with certain of our distributors generally allow them to return to us a 5% percent of their inventory every 6 months, in exchange for inventory that better meets their demands. At times, with our approval, our distributors reduce the selling price of a specific device in order to meet competition related to a specific end customer program, which we support through a credit back to the distributor for that specific program. When this occurs, we record an allowance for potential credit that our distributors will be requesting. This allowance is based on approved pricing changes, inventory affected and historical data. We believe that our processes are adequate to reasonably predict and estimate the allowance for sales returns.

     We record an allowance that directly relates to the warranty of our products for one year. The allowance for warranty return reduces our gross sales. This allowance is calculated by looking at annual revenues and historical rates of our products returned due to warranty issues. While we believe this process adequately predicts our allowance for warranty returns, changes in the manufacturing or design of our product could materially affect valuation of our warranties.

     We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying amount of the assets to our estimate of the related future net cash flows. If the asset's carrying amount is not recoverable through the related future cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset's carrying amount and its fair value, based on the best information available, including market prices or discounted cash flows.

     Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in the acquisition of the nvSRAM assets from ZMD. Goodwill is required to be tested for impairment. We performed goodwill impairment testing as of March 31, 2007, and determined that no impairment existed at that date. This assessment requires estimates of future revenue, operating results and cash flows, as well as estimates of critical valuation inputs such as discount rates, terminal values and similar data. We will continue to perform periodic and annual impairment analyses of goodwill. As a result of such impairment analyses, impairment charges may be recorded and may have a material adverse impact on our financial position and operating results. Additionally, we may make strategic business decisions in future periods which impact the fair value of goodwill, which could result in significant impairment charges. There can be no assurance that future goodwill impairments will not occur.

     We have recorded a valuation allowance for the full amount deferred tax assets, which principally relate to future utilization of net operating losses. Future operations may change our estimate in connection with potential utilization of these assets.

Results of Operations:

     Revenues

     Total revenue for the three months ended March 31, 2007 was $7,867,000 compared to $5,778,000 for the same period in 2006. The 2006 amount includes

                               SIMTEK CORPORATION



$1,035,000 of royalty revenue and no revenue has been earned in the first quarter of 2007. Product sales for the 2007 period were $7,867,000 compared to $4,743,000 in 2006, an increase of 66%.

     The following table sets forth our net product revenues for semiconductor devices by product markets for the three months ended March 31, 2007 and 2006 (in thousands):

                                                    Three Months Ended
                                                    ------------------
                                                         March 31,
                                                         ---------
                                             2007          2006        Variance
                                             ----          ----        --------

     Commercial                            $  7,464      $   3,951     $  3,513
     High-end industrial and military           403            792     $   (389)
                                           --------      ---------     --------

     Total Semiconductor Revenue           $  7,867      $   4,743     $  3,124
                                           ========      =========     ========

     Commercial revenues include revenue generated from our 0.8-micron products built from silicon wafers received from Chartered Semiconductor or purchased as finished units from ZMD, and from our 0.25-micron products built from silicon wafers received from Dongbu Electronics (DBE). Commercial revenues increased by $3,513,000 for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. This increase was due primarily to increased product demand for our legacy products and our 1 megabit products. In addition, revenues were also increased as a result of increased selling prices for our highest volume 256 kilobit devices. These increases took place in the second half of 2006 and held firm in the first quarter of 2007.

     High-end industrial and military product revenues accounted for a decrease of approximately $389,000 for the three months ended March 31, 2007 as compared to the same period in 2006. The decrease reflects lower demand for these products. Customer demand for these devices is generally not predictable and tends to be volatile from period to period.

     Three distributors and one direct customer together accounted for approximately 43% of our revenue for the quarter ended March 31, 2007. Products sold to distributors are sold without material recourse. Distributors sell our products to various end customers. If one of these distributors was to terminate its relationship with us, we believe that there would not be a material impact on our product sales, as we believe that we would be able to service these various end customers through other distributors.

Cost of Sales and Gross Profit

     We recorded cost of sales of $4,435,000 and $3,470,000 for the three months ended March 31, 2007 and 2006, respectively. These costs reflect an approximate 17 percentage point improvement in gross margin percentage for our semiconductor products, for the three months ended March 31, 2007 as compared to the same period in 2006. Actual product gross margin percentages for the three months ended March 31, 2007 and March 31, 2006 were 44% and 27% respectively. This increase reflects the higher average selling prices described above, reduced costs of the 1 megabit devices and higher unit shipments of 1 megabit devices.

Research and Development

     Continued investments in new product development are required for us to remain competitive in the markets we serve and to grow our revenues. In 2007, our research and development department continued its efforts on the final development of our new product family in conjunction with Cypress Semiconductor. This new product family will be based on Cypress' 0.13-micron "S8" process and will include memory densities up to and beyond 4-megabits. In April 2007, we announced the tape out for the initial 4 megabit device.

                               SIMTEK CORPORATION


     Total research and development expenses were $1,613,000 for the three months ended March 31, 2007, an increase of $68,000 as compared to $1,545,000 for the same period in 2006. The increase for the three month period was primarily related to an increase of $355,000 in payroll related expenses and $123,000 for additional design software and tools, principally for the engineering staff in Dresden Germany. These increases were partially offset by a decrease of $314,000 related to the development milestones Cypress Semiconductor that were incurred in the 2005 period for which there was no comparable charge in the 2007 period.

Administration

     Total administration expenses were $1,109,000 for the three months ended March 31, 2007 as compared to $699,000 for the same period in 2006. The $410,000 increase was due primarily to increases in payroll and payroll related costs of $181,000, contract services of $37,000, expense related to employee and director stock compensation of $123,000 and expenses related to our NASDAQ listing of $45,000. The increase in payroll and payroll overhead costs were due to additional headcount. The increase in contract services is due to increased investor relations and corporate governance activities.

Sales and Marketing

     Total sales and marketing expenses were $1,152,000 for the three months ended March 31, 2007 as compared to $944,000 for the same period in 2006. The $208,000 increase was due primarily to an increase in payroll and payroll overhead costs of $153,000, increased expense related to employee stock compensation of $10,000 and increased travel expenses of $20,000. The increase in payroll and payroll overhead costs were due to changes in sales and marketing personnel as well as higher sales incentives.

Net Loss

     We recorded a net loss of $490,000 and $901,000 for the three months ended March 31, 2007 and 2006, respectively. The decrease of $411,000 for the three-month period reflects the higher revenue, improved gross margins and expense items discussed above.

Liquidity and Capital Resources

     As of March 31, 2007, we had a net working capital of $12,151,000 as compared to a net working capital of $11,828,000 as of December 31, 2006.

     Cash flows used in operating activities for the three months ended March 31, 2007 were $1,574,000 compared to $1,580,000 in the same period in 2006.
While the cash flows used in operating activities is similar for the two periods, the details are significantly different. The following table shows the components of each item in operating activities (amounts in thousands):

                                                        2007              2006
                                                        ----              ----
     Net loss                                        $   (490)        $    (901)
     Depreciation and amortization                        176               115
     Expense related to stock compensation                279               119
     Amortization of non-competition agreement            446               451
     Net change in allowance accounts                     392               353
     Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts receivable                                  322            (1,387)
     Inventory                                         (1,635)             (943)
     Prepaid expenses and other                          (155)              567
     Increase (decrease) in:
     Accounts payable                                     170               224
     Accrued expenses                                  (1,079)             (178)
                                                     ---------        ---------

     Net cash used in operating activities           $ (1,574)        $  (1,580)
                                                     ========         =========

                               SIMTEK CORPORATION



     Excluding the effect of changes in assets and liabilities, cash generated by operating activities was $802,000 in the 2007 period compared to $137,000 in the 2006 period, which was used to support the increased working capital, particularly the increase in inventory. The higher level of inventory is needed to support our anticipated revenue growth. The decrease in accounts receivable in the 2007 period is due to the seasonal difference in sales volume in the first quarter of 2007 compared to the fourth quarter of 2006. The increase in accounts receivable in the first quarter of 2006 of $1,387,000 was due to increasing sales volume as well as the addition of sales related to the nvSRAM business acquired from ZMD in December 2005.

     Cash flows used in investing activities increased for the three months ended March 31, 2007 by approximately $130,000 as compared to the same period in 2006, principally due to the purchase of a new ERP software system.

     The decrease of $2,601,000 in cash flows provided by financing activities was primarily due to the receipt of funds related to the sale of common stock completed on December 30, 2005, for which some funds were received on January 3, 2006 and the value of the warrants issued to Cypress for the Development and License Agreement in the 2006 period, for which there were no comparable items in 2007.

Short-term liquidity.

     Our unrestricted cash balance at March 31, 2007 was $2,876,000.

     Our future liquidity will depend on continued revenue growth, continued improvement in gross margins and control of operating expenses. We expect revenues to continue to increase in 2007. In addition, gross margins are expected to improve and we expect to be profitable for 2007. Investment in research and development is also expected to increase in 2007. We believe that the cash generated by operations plus the available credit under our current credit facilities will be sufficient to fund our operations for the foreseeable future. However, if we fail to meet our revenue targets or choose to accelerate product development, it may be necessary for us to raise additional capital or incur additional debt.

Long-term liquidity.

     We continue to evaluate our long-term liquidity. Our growth plans may require additional funding from outside sources. While we have no firm plans, we are in ongoing discussions with investment banking organizations and potential investors and lenders to ensure access to funds as required.

                               SIMTEK CORPORATION


ITEM 3   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States dollar. These exposures are directly related to our normal operating activities. We currently have no derivative financial instruments.

     Interest payable on our convertible debentures is fixed at 7.5% over the term of the debentures. As such, changes in interest rates should not affect future expenses or cash flows.

     Interest payable on our revolving line of credit entered into with Wells Fargo is a fixed amount of the face value of eligible receivables they purchase from us. As such, changes in interest rates should not affect future expenses or cash flows.

     We manage interest income by investing our excess cash in cash equivalents bearing variable interest rates, which are tied to various market indices. We do not believe that near-term changes in interest rates will result in a material effect on future earnings, fair values or cash flows.

     We do not speculate in the foreign exchange market and do not manage exposures that arise in the normal course of business related to fluctuations in foreign currency exchange rates by entering into offsetting positions through the use of foreign exchange forward contracts.

     Average selling prices of our products have not increased significantly as a result of inflation during the past several years, primarily due to intense competition within the semiconductor industry. The effect of inflation on our costs of production has been minimized through improvements in production efficiencies. We anticipate that these factors will continue to minimize the effects of any foreseeable inflation and other price pressures within the industry and markets in which we participate.

                               SIMTEK CORPORATION


ITEM 4   CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures.

Harold Blomquist, who serves as the Company's chief executive officer, and Brian Alleman, who serves as the Company's chief financial officer, after evaluating the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by this quarterly report (the "Evaluation Date") concluded that as of the Evaluation Date, the Company's disclosure controls and procedures were effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC's rules and forms and to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is accumulated and communicated to our management to allow timely decisions regarding required disclosure.

(b) Changes in internal control over financial reporting.

There were no changes in the Company's internal control over financial reporting during the three months ended March 31, 2007, that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

                               SIMTEK CORPORATION


                           PART II. OTHER INFORMATION

Item 1.  Legal Proceedings - None

Item 1A. Risk Factors - None

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds - None

Item 3.  Defaults upon Senior Securities - None

Item 4.  Submission of Matters to a Vote of Security Holders - None

Item 5.  Other Information - None


Item 6.  Exhibits


         31.1 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

         31.2 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

         32.1 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

         32.2 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

                               SIMTEK CORPORATION



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SIMTEK CORPORATION
                                       (Registrant)



May 15, 2007                           By:  /s/Harold Blomquist
                                           -------------------------------------
                                           HAROLD BLOMQUIST
                                           Chief Executive Officer and President





May 15, 2007                           By:  /s/Brian Alleman
                                           -------------------------------------
                                           BRIAN ALLEMAN
                                           Chief Financial Officer

                                                                    Exhibit 31.1

                                 CERTIFICATIONS

I, Harold Blomquist, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



Date: May 15, 2007



                                           /s/Harold Blomquist
                                           -------------------------------------
                                           Harold Blomquist
                                           Chief Executive Officer and President

                                                                    Exhibit 31.2

                                 CERTIFICATIONS

I, Brian Alleman, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



Date: May 15, 2007

                                                /s/Brian Alleman
                                                --------------------------------
                                                Brian Alleman
                                                Chief Financial Officer

                                                                    Exhibit 32.1

             CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Harold Blomquist, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q for the quarterly period ended March 31, 2007 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



/s/Harold Blomquist
-------------------------------------
Harold Blomquist
Chief Executive Officer and President

May 15, 2007

                                                                    Exhibit 32.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                       PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Brian Alleman, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q for the quarterly period ended March 31, 2007 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



/s/Brian Alleman
-------------------------------------
Brian Alleman
Chief Financial Officer

May 15, 2007